Exhibit 99.1

Hecla Reports Third Quarter 2023 Results

For The Period Ended: September 30, 2023

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--November 6, 2023--Hecla Mining Company (NYSE:HL) today announced third quarter 2023 operating and financial results.

THIRD QUARTER HIGHLIGHTS

Operational

  Produced 3.5 million ounces of silver and 11.4 million ounces year to date ("YTD").
  Continued ramping up Keno Hill, producing 0.7 million ounces of silver.
  Casa Berardi began to transition to an open pit only operation, producing 24,259 ounces of gold, with total cost of sales of $56.8 million and an All-in Sustaining Cost ("AISC") per gold ounce of $1,695.4
  Lucky Friday on track to resume operations at the beginning of 2024.
  Gold production guidance reiterated, with gold cash cost guidance lowered.
  Greens Creek silver production guidance increased, offset by lower anticipated production at Keno Hill; consolidated silver cost guidance affirmed.

Financial

  Sales of $181.9 million, with 38% from silver and 36% from gold.
  Consolidated silver total cost of sales of $90.7 million and cash cost and AISC per silver ounce (each after by-product credits) of $3.31 and $11.39, respectively.3,4
  Cash flow from operations of $10.2 million; $74.6 million YTD; with Greens Creek generating $36.1 million in cash flow from operations for the quarter and $122.7 million YTD.
  Greens Creek generated $28.3 million in free cash flow for the quarter, $101.7 million YTD.2
  Net loss applicable to common stockholders of ($22.6) million or ($0.04) per share and adjusted net loss applicable to common stockholders of ($3.5) million or ($0.01) per share.5

Strategic

  Recognition of Hecla's innovation with the U.S. patent for the Underhand Closed Bench (UCB) mining method and the 2023 NIOSH Mine Safety and Health Technology Metals Sector Innovation Award.
  Completed the acquisition of ATAC Resources, adding a massive land package of over 700 square miles comprised of the Rackla and Connaught properties in the Yukon.
  All-Injury Frequency Rate of 1.34, 28% lower than the national average.

"Greens Creek reported another strong quarter and has generated over $100 million in free cash flow for the first nine months, our plans for returning Lucky Friday to production in early 2024 are well underway, and we are pleased with the start of the transition to an open pit only operation at Casa Berardi," said Phillips S. Baker Jr., President and CEO. "While exploration drilling at Keno Hill has yielded encouraging results and we expect to increase our reserves and resources, the production ramp-up has been slowed due to key mine infrastructure projects that are just now being completed. However, more importantly, safety performance at Keno Hill has been below Hecla’s standards, and we are assessing our safety processes and mining practices to set the mine up for long term success."

Baker continued, "Hecla is already the largest silver producer in the U.S. and will be Canada's largest when Keno Hill achieves full production. Hecla is the fastest-growing established silver producer, and we expect to produce up to 20 million ounces of silver by 2025. Because silver is a key component in solar power generation, which is the fastest growing source of renewable energy, Hecla will be a direct contributor to the energy transition."

FINANCIAL OVERVIEW

In the following table and throughout this release, "total cost of sales" is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization.

In Thousands unless stated otherwise	3Q-2023	2Q-2023	1Q-2023	4Q-2022	3Q-2022	YTD-2023	YTD-2022
FINANCIAL AND PRODUCTION SUMMARY
Sales	$181,906	$178,131	$199,500	$194,825	$146,339	$559,537	$524,080
Total cost of sales	$148,429	$140,472	$164,552	$169,807	$137,892	$453,453	$432,941
Gross profit	$33,477	$37,659	$34,948	$25,018	$8,447	$106,084	$91,139
Net loss applicable to common stockholders	$(22,553)	$(15,832)	$(3,311)	$(4,590)	$(23,664)	$(41,696)	$(33,310)
Basic loss per common share (in dollars)	$(0.04)	$(0.03)	$(0.01)	$(0.01)	$(0.04)	$(0.07)	$(0.06)
Adjusted EBITDA[1]	$46,251	$67,740	$61,903	$62,261	$26,555	$175,894	$155,230
Total Debt						$616,246	$551,841
Net Debt to Adjusted EBITDA[1]						2.2	1.9
Cash provided by operating activities	$10,235	$23,777	$40,603	$36,120	$(24,322)	$74,615	$53,770
Capital Additions	$(55,354)	$(51,468)	$(54,443)	$(56,140)	$(37,430)	$(161,265)	$(93,237)
Free Cash Flow[2]	$(45,119)	$(27,691)	$(13,840)	$(20,020)	$(61,752)	$(86,650)	$(39,467)
Silver ounces produced	3,533,704	3,832,559	4,040,969	3,663,433	3,549,392	11,407,232	10,525,917
Silver payable ounces sold	3,142,227	3,360,694	3,604,494	3,756,701	2,479,724	10,107,415	8,554,894
Gold ounces produced	39,269	35,251	39,571	43,634	44,747	114,091	132,173
Gold payable ounces sold	36,792	31,961	39,619	40,097	40,443	108,372	125,721
Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce [3]	$3.31	$3.32	$2.14	$4.79	$3.43	$2.86	$1.11
Silver AISC per ounce [4]	$11.39	$11.63	$8.96	$13.98	$12.93	$10.52	$9.49
Gold cash costs per ounce [3]	$1,475	$1,658	$1,775	$1,696	$1,349	$1,635	$1,409
Gold AISC per ounce [4]	$1,695	$2,147	$2,392	$2,075	$1,669	$2,075	$1,678
Realized Prices
Silver, $/ounce	$23.71	$23.67	$22.62	$22.03	$18.30	$23.28	$21.25
Gold, $/ounce	$1,908	$1,969	$1,902	$1,757	$1,713	$1,921	$1,817
Lead, $/pound	$1.07	$0.99	$1.02	$1.05	$0.95	$1.02	$0.98
Zinc, $/pound	$1.52	$1.13	$1.39	$1.24	$1.23	$1.34	$1.47

Sales in the third quarter increased by 2% to $181.9 million from the second quarter of 2023 ("prior quarter") due to higher realized prices for silver, lead and zinc, and higher gold sales volumes, partially offset by lower realized gold prices and lower sales volumes of silver, lead, and zinc, reflecting the temporary suspension of production at Lucky Friday beginning in August due to a fire in the secondary escapeway and subsequent rehabilitation activities.

Gross profit decreased to $33.5 million, a decrease of 11% over the prior quarter, primarily due to higher depreciation, depletion and amortization at Casa Berardi based on the expectation that underground mining will be completed by mid-2024.

Net loss applicable to common stockholders for the quarter was ($22.6) million, an increase over the prior quarter primarily related to:

  Ramp-up and suspension costs increased by $4.7 million, reflecting the impact of the Lucky Friday suspension, and the ramp-up of Keno Hill, partially offset by Casa Berardi resuming production following a 21-day suspension in June due to the Quebec wildfires.
  Exploration and pre-development expenditures increased by $6.8 million due to increased activity during the summer season.
  Other operating expense of $1.6 million, compared to other operating income of $4.3 million, which included the receipt of $5.9 million from an insurance settlement in the prior quarter.
  Fair value adjustments increased the net loss by $3.8 million due to unrealized losses on our derivative contracts not designated as accounting hedges for $5.2 million, partially offset by unrealized gains on our marketable equity securities portfolio of $1.4 million.

The above items were partly offset by:

  A foreign exchange gain of $4.2 million, compared to a loss of $3.9 million, reflecting the impact of the U.S. dollar appreciation on Canadian dollar denominated monetary assets and liabilities.
  An income and mining tax benefit of $1.5 million compared to an expense of $5.2 million based on taxable losses in Canada.

Consolidated silver total cost of sales in the third quarter decreased by 6% to $90.7 million from the prior quarter, primarily due to lower concentrate tons sold from Lucky Friday. Cash costs and AISC per silver ounce, each after by-product credits, were $3.31 and $11.39, respectively which only include costs of Greens Creek for August and September.3,4 Consolidated cash costs per ounce were unchanged from the prior quarter as Greens Creek cash costs per ounce were higher due to lower gold by-product credits (attributable to lower production and realized prices), which were offset by lower costs at Lucky Friday due to suspension of operations. Consolidated AISC per silver ounce after by-product credits was further impacted by higher planned sustaining capital spending.3,4

Consolidated gold total cost of sales increased by 32% to $57.8 million in the third quarter due to two factors. In the prior quarter, Casa Berardi operations were suspended due to the Quebec wildfires. In this quarter, depreciation, depletion and amortization expense is accelerated, reflecting the anticipation of underground mining being completed in mid-2024. Cash costs and AISC per gold ounce, each after by-product credits, were $1,475 and $1,695, respectively.3,4 The decrease in cash costs per ounce was attributable to higher gold production at Casa Berardi, with AISC also impacted by lower sustaining capital spend.

Adjusted EBITDA for the third quarter decreased to $46.3 million compared to $67.7 million in the prior quarter due to suspension of operations at Lucky Friday and higher exploration and pre-development expenses. The prior quarter was favorably impacted by the monetization of zinc hedges, which realized gross proceeds of $7.6 million.

Cash and cash equivalents at the end of the third quarter were $100.7 million and included $80 million drawn on the revolving credit facility. In the third quarter, the ratio of net debt to Adjusted EBITDA increased over the prior quarter from 2.1 to 2.2. With the ongoing ramp-up at Keno Hill, and Lucky Friday operations expected to be suspended for the remainder of 2023, the Company expects the net debt to Adjusted EBITDA ratio to remain above the Company's target of 2.0 for the remainder of 2023.1

Cash provided by operating activities was $10.2 million and decreased by $13.5 million over the prior quarter, primarily due to the suspension of production at Lucky Friday.

Capital expenditures, net of finance leases, were $55.4 million in the third quarter, compared to $51.5 million in the prior quarter. Capital spend at Casa Berardi was $16.2 million, primarily for tailings construction activities and mobile equipment purchases for the open pit operations. The increase in Greens Creek's capital spend was related to the timing of equipment purchases and surface projects, with the increase in Lucky Friday's capital spend also impacted by the timing of equipment purchases, the service hoist and coarse ore bunker projects, and the rehabilitation and mitigation work related to the #2 shaft. Keno Hill capital spend was $11.5 million and increased over the prior quarter due to increased spend on mine infrastructure projects, mobile equipment purchases, and modifications related to the secondary crusher as the mine continues to ramp-up.

Free cash flow for the quarter was negative $45.1 million, compared to negative $27.7 million in the prior quarter. The decrease in free cash flow was attributable to the Lucky Friday suspension and higher capital spend.2

Forward Sales Contracts for Base Metals and Foreign Currency

The Company uses financially settled forward sales contracts to manage exposures to zinc and lead price changes in forecasted concentrate shipments. On September 30, 2023, the Company had contracts covering approximately 42% of the forecasted payable lead production from 2023 - 2025 at an average price of $0.98 per pound.

The Company also manages Canadian dollar ("CAD") exposure through forward contracts. On September 30, 2023, the Company had hedged approximately 61% of forecasted Casa Berardi and Keno Hill CAD denominated direct production costs through 2026 at an average CAD/USD rate of 1.36. The Company has also hedged approximately 28% of Casa Berardi and Keno Hill CAD denominated total capital expenditures through 2026 at 1.35.

OPERATIONS OVERVIEW

Greens Creek Mine - Alaska

Dollars are in thousands except cost per ton	3Q-2023	2Q-2023	1Q-2023	4Q-2022	3Q-2022	YTD-2023	YTD-2022
GREENS CREEK
Tons of ore processed	228,978	232,465	233,167	230,225	229,975	694,610	651,220
Total production cost per ton	$200.30	$194.94	$198.60	$211.29	$185.34	$197.94	$191.58
Ore grade milled - Silver (oz./ton)	13.1	12.8	14.4	13.1	13.6	13.4	13.8
Ore grade milled - Gold (oz./ton)	0.09	0.10	0.08	0.08	0.07	0.09	0.07
Ore grade milled - Lead (%)	2.5	2.5	2.6	2.6	2.4	2.6	2.7
Ore grade milled - Zinc (%)	6.5	6.5	6.0	6.7	6.3	6.3	6.7
Silver produced (oz.)	2,343,192	2,355,674	2,772,859	2,433,275	2,468,280	7,471,725	7,308,660
Gold produced (oz.)	15,010	16,351	14,884	12,989	11,412	46,245	35,227
Lead produced (tons)	4,740	4,726	5,202	4,985	4,428	14,668	14,495
Zinc produced (tons)	13,224	13,255	12,482	13,842	12,580	38,961	38,470
Sales	$96,459	$95,891	$98,611	$95,374	$60,875	$290,961	$239,688
Total cost of sales	$(60,322)	$(63,054)	$(66,288)	$(70,075)	$(52,502)	$(189,664)	$(162,644)
Gross profit	$36,137	$32,837	$32,323	$25,299	$8,373	$101,297	$77,044
Cash flow from operations	$36,101	$43,302	$43,346	$44,769	$7,749	$122,749	$105,852
Exploration	$4,283	$1,760	$448	$1,050	$3,776	$6,491	$4,870
Capital additions	$(12,060)	$(8,828)	$(6,658)	$(12,150)	$(6,988)	$(27,546)	$(24,748)
Free cash flow [2]	$28,324	$36,234	$37,136	$33,669	$4,537	$101,694	$85,974
Cash cost per ounce, after by-product credits [3]	$3.04	$1.33	$1.16	$4.26	$2.65	$1.81	$(0.49)
AISC per ounce, after by-product credits [4]	$8.18	$5.34	$3.82	$8.61	$7.07	$5.67	$4.02

Greens Creek produced 2.3 million ounces of silver in the third quarter, same as the prior quarter. Gold production decreased by 8% to 15,010 ounces due to lower grades; zinc and lead production was consistent with the prior quarter.

Sales in the third quarter were $96.5 million, in line with the prior quarter as higher realized prices for lead (realized silver price was unchanged) were offset by lower sales volumes of all metals except zinc. Total cost of sales were $60.3 million, a decrease of 4% over the prior quarter primarily due to lower sales volumes. Cash costs and AISC per silver ounce, each after by-product credits, were $3.04 and $8.18 and increased over the prior quarter due to lower gold by-product credits and slightly higher production costs as higher maintenance and contractor costs were partially offset by lower fuel costs. Increased AISC per silver ounce after by-product credits was attributable to higher sustaining capital spend of $11.3 million ($8.7 million in prior quarter) due to timing of equipment purchases and surface projects.3,4

Cash flow from operations was $36.1 million, a decrease of $7.2 million due to unfavorable working capital changes in the current quarter. Capital spend was $12.1 million during the quarter, an increase of $3.2 million over the prior quarter due to the timing of equipment purchases and seasonal construction projects. Free cash flow for the quarter was $28.3 million, a decrease over the prior quarter due to higher exploration and planned capital spend. Greens Creek has generated $101.7 million in free cash flow for the first nine months of the year.2

The Company is increasing silver production guidance for the mine to 9.8 – 10 million ounces. Cash cost and AISC per ounce (each after by-product credits) guidance for the mine is also increased due to lower than expected zinc and gold production attributable to lower grades due to mine sequencing in the second half of the year. Further details related to guidance are discussed in the Guidance section of the release.

Lucky Friday Mine - Idaho

Dollars are in thousands except cost per ton	3Q-2023	2Q-2023	1Q-2023	4Q-2022	3Q-2022	YTD-2023	YTD-2022
LUCKY FRIDAY
Tons of ore processed	36,619	94,043	95,303	90,935	90,749	225,965	265,971
Total production cost per ton	$191.81	$248.65	$210.72	$232.73	$207.10	$223.44	$220.41
Ore grade milled - Silver (oz./ton)	13.6	14.3	13.8	14.0	12.5	14.0	12.7
Ore grade milled - Lead (%)	8.6	9.1	8.8	9.1	8.5	8.9	8.5
Ore grade milled - Zinc (%)	3.5	4.2	4.1	4.1	4.2	4.1	3.9
Silver produced (oz.)	475,414	1,286,666	1,262,464	1,224,199	1,074,230	3,024,544	3,188,565
Lead produced (tons)	2,957	8,180	8,034	7,934	7,172	19,171	21,299
Zinc produced (tons)	1,159	3,338	3,313	3,335	3,279	7,810	9,101
Sales	$21,409	$42,648	$49,110	$45,434	$28,460	$113,167	$102,380
Total cost of sales	$(14,344)	$(32,190)	$(34,534)	$(32,819)	$(24,166)	$(81,068)	$(83,779)
Gross profit	$7,065	$10,458	$14,576	$12,615	$4,294	$32,099	$18,601
Cash flow from operations	$515	$18,893	$46,132	$(7,437)	$11,624	$65,540	$45,250
Capital additions	$(15,494)	$(16,317)	$(14,707)	$(13,714)	$(16,125)	$(46,518)	$(37,278)
Free cash flow [2]	$(14,979)	$2,576	$31,425	$(21,151)	$(4,501)	$19,022	$7,972
Cash cost per ounce, after by-product credits [3]	$4.74	$6.96	$4.30	$5.82	$5.23	$5.51	$4.77
AISC per ounce, after by-product credits [4]	$10.63	$14.24	$10.69	$12.88	$15.98	$12.21	$12.86

Lucky Friday produced 0.5 million ounces of silver during the quarter before production was suspended in August. Sales for the quarter were $21.4 million, and the mine generated $0.5 million in cash flow from operations prior to suspension. Costs of $12.0 million were incurred during the remainder of the quarter and are included in ramp-up and suspension costs on the consolidated statement of operations.

Capital expenditures for the quarter were $15.5 million, major projects were the coarse ore bunker, which allows a stockpile of ore to be stored on surface, mobile equipment purchases, the service hoist project, and rehabilitation of the secondary escapeway (#2 shaft). The service hoist and the coarse ore bunker projects are complete.

In August, the Company reported a fire in the secondary escapeway (#2 shaft), which is also used as an exhaust ventilation airway for the mine. The fire was extinguished but damaged the bottom of the shaft. Mitigation plans to bring the mine back into production include developing a new secondary escapeway ramp of 1,600 feet and a 290-foot vertical ladderway to bypass the damaged portion of the secondary escapeway. A vent bypass raise of 850 feet will also be developed to replace the lost ventilation. Capital spend on mitigation plans is expected to be $8-$12 million in the fourth quarter. As of the date of the release, 35% of ramp development and 10% of the escapeway raise was complete. The Company is increasing the capital guidance for the mine to reflect the mitigation plans, details are discussed in the Guidance section below.

Lucky Friday production is suspended for the remainder of 2023 while the new secondary escapeway is completed but the suspension is not expected to materially impact 2024 production. The Company has property and business interruption insurance coverage with an underground sublimit of $50 million.

Casa Berardi - Quebec

Dollars are in thousands except cost per ton	3Q-2023	2Q-2023	1Q-2023	4Q-2022	3Q-2022	YTD-2023	YTD-2022
CASA BERARDI
Tons of ore processed - underground	112,544	94,124	110,245	160,150	162,215	316,913	500,400
Tons of ore processed - open pit	231,075	224,580	318,909	250,883	227,726	774,564	677,309
Tons of ore processed - total	343,619	318,704	429,154	411,033	389,941	1,091,477	1,177,709
Open pit tons mined - ore and waste	3,574,391	2,461,196	2,136,993	2,657,638	2,822,906	8,172,580	6,864,657
Total production cost per ton	$103.75	$97.69	$107.95	$125.75	$114.52	$103.63	$115.15
Ore grade milled - Gold (oz./ton) - underground	0.13	0.14	0.13	0.15	0.15	0.13	0.17
Ore grade milled - Gold (oz./ton) - open pit	0.06	0.04	0.05	0.05	0.06	0.05	0.06
Ore grade milled - Gold (oz./ton) - combined	0.08	0.07	0.07	0.09	0.10	0.07	0.09
Gold produced (oz.) - underground	12,416	10,226	11,788	20,365	22,181	34,430	64,421
Gold produced (oz.) - open pit	11,843	8,675	12,898	10,344	11,154	33,416	32,460
Gold produced (oz.) - total	24,259	18,901	24,686	30,709	33,335	67,846	96,881
Silver produced (oz.) - total	5,084	5,956	5,645	5,960	6,882	16,685	22,329
Sales	$46,912	$36,946	$50,998	$53,458	$56,939	$134,856	$181,679
Total cost of sales	$(56,822)	$(42,576)	$(62,998)	$(65,328)	$(59,532)	$(162,396)	$(183,570)
Gross (loss) profit	$(9,910)	$(5,630)	$(12,000)	$(11,870)	$(2,593)	$(27,540)	$(1,891)
Cash flow from operations	$7,877	$(8,148)	$(684)	$10,188	$8,721	$(955)	$24,227
Exploration	$1,482	$1,107	$1,054	$1,637	$2,624	$3,643	$6,600
Capital additions	$(16,225)	$(20,816)	$(17,086)	$(12,995)	$(10,771)	$(54,127)	$(26,672)
Free cash flow [2]	$(6,866)	$(27,857)	$(16,716)	$(1,170)	$574	$(51,439)	$4,155
Cash cost per ounce, after by-product credits [3]	$1,475	$1,658	$1,775	$1,696	$1,349	$1,635	$1,409
AISC per ounce, after by-product credits [4]	$1,695	$2,147	$2,392	$2,075	$1,669	$2,075	$1,678

Casa Berardi produced 24,259 ounces of gold in the third quarter, an increase of 28% over the prior quarter. The increase was due to the prior quarter being negatively impacted by the wildfire-related road closures. The mill operated at an average of 3,735 tpd during the third quarter compared to 4,600 tpd during the first two months of the prior quarter. The lower throughput in the third quarter is primarily attributable to planned mill maintenance shutdowns. Open pit tons moved during the quarter set a record as the first phase of the in-house equipment fleet was commissioned.

Sales were $46.9 million, a 27% increase over the prior quarter due to higher production. Cost of sales were $56.8 million, 33% higher compared to the prior quarter, attributable to higher production, and an increase in non-cash depreciation, depletion and amortization expense due to amortizing the underground mine assets over a shorter useful life. Cash costs and AISC per gold ounce, each after by-product credits, were $1,475 and $1,695 respectively and decreased over the prior quarter as higher production offset the higher production costs for a full quarter. AISC was further favorably impacted by planned lower sustaining capital spend. 3,4

Cash flow from operations was $7.9 million, an increase of $16.0 million over the prior quarter due to higher sales volumes and lower per unit costs. Capital spend for the quarter was $16.2 million with $5.1 million and $11.1 million in sustaining and non-sustaining capital spend, respectively. Non-sustaining capital was primarily related to certain construction costs for tailings facilities. Free cash flow for the quarter was negative $6.9 million and improved compared to negative free cash flow in the prior quarter of $27.9 million due to higher cash flow from operations and lower capital spending.2

The Company is lowering the cash cost per ounce guidance for Casa Berardi to reflect the capitalization of certain costs related to the construction of tailings facilities. Further details related to guidance are discussed in the Guidance section of the release.

Keno Hill - Yukon Territory

Keno Hill continued ramping up production in the third quarter, producing 710,012 ounces of silver. Throughput in the quarter averaged 268 tpd with silver grades of 33 ounces per ton. Tonnage mined was constrained by delays in infrastructure construction which has impacted development rates.

Key underground infrastructure projects include the shotcrete plant, which is now complete, and the cemented rockfill plant, which is expected to be completed at the end of November. With the delay in major construction projects, camp facilities at the mine were constrained, which was also a factor in the slower ramp-up of the mine. Modifications to the secondary crushing circuit are substantially complete, and commissioning is underway. The changes are expected to increase crusher availability and efficiency.

Capital spend during the quarter was $11.5 million for underground and surface infrastructure, mine development and equipment purchases.

All-Injury Frequency Rate at the mine trended higher during the quarter and was higher than the Company's standards. An assessment is being made to determine steps necessary to improve safety procedures and evaluate current mining practices, so production guidance is reduced to 1.6-1.8 million ounces of silver. Further details related to guidance are discussed in the Guidance section.

EXPLORATION AND PRE-DEVELOPMENT

Exploration and pre-development expenses totaled $13.7 million for the third quarter of 2023 and $25.5 million YTD. Exploration activities during the quarter primarily focused on surface and underground exploration drilling at Greens Creek, Keno Hill, Casa Berardi, and Aurora.

Keno Hill, Yukon Territory

At Keno Hill, the underground definition and surface exploration drilling programs are focused on extending mineralization, resource conversion in the high-grade Bermingham Bear Zone Veins (Bear, Footwall, and Main Vein Zones), and defining new mineral resources. During the third quarter, two underground drills completed over 13,000 feet of definition and geotechnical drilling, and two surface core drills completed over 23,000 feet of exploration drilling targeting the Bermingham, Bermingham Townsite, Hector-Calumet Chance, and Coral Wigwam target areas.

Bermingham underground definition and exploration drilling on the Bear Zone is extending mineralization to the northeast outside of the current reserve shapes and down-dip on the three mineralized veins reserve shapes. The northeast drilling is expanding high-grade silver mineralization with the discovery of a new high-grade mineralized shoot outside of the current planned stopes which is also open at depth along plunge. Downdip drilling continues to confirm wide and high-grade silver mineralization within the planned stopes and outside of the planned stopes in the area between the veins where strong stockwork mineralization occurs near their intersection. Assay highlights include (reported widths are estimates of true width):

  Bear Vein: 162.8 oz/ton silver, 6.8% lead, and 0.6% zinc over 6.7 feet
  Bear Vein: 59.4 oz/ton silver, 2.4% lead, and 1.2% zinc over 17.2 feet
    Includes: 279.8 oz/ton silver, 10.4% lead, and 3.3% zinc over 3.4 feet
  Bear Vein: 29.2 oz/ton silver, 1.5% lead, and 1.2% zinc over 10.9 feet
  Footwall Vein: 36.1 oz/ton silver, 2.3% lead, and 1.9% zinc over 36.0 feet
    Includes: 107.0 oz/ton silver, 7.2% lead, and 1.1% zinc over 9.7 feet
  Footwall Vein: 56.2 oz/ton silver, 4.1% lead, and 3.3% zinc over 17.2 feet
    Includes: 111.1 oz/ton silver, 4.1% lead, and 8.7% zinc over 5.5 feet
  Footwall Vein: 74.8 oz/ton silver, 8.8% lead, and 11.2% zinc over 7.6 feet
    Includes: 107.6 oz/ton silver, 12.7% lead, and 8.9% zinc over 5.3 feet
  Main Vein: 23.8 oz/ton silver, 2.1% lead, and 0.7% zinc over 7.2 feet

High-grade silver mineralization has been intersected in both the steep and shallow plunging targets of the Bermingham Townsite Zones and is open for expansion and continues to confirm the exploration potential within the district. Assay highlights include (reported widths are estimates of true width):

  Townsite Shallow Plunge: 29.8 oz/ton silver, 1.0% lead, and 5.3% zinc over 4.6 feet
  Townsite Steep Plunge: 41.2 oz/ton silver, 7.0% lead, and 2.6% zinc over 6.1 feet
  Townsite Steep Plunge: 100.4 oz/ton silver, 22.8% lead, and 1.3% zinc over 3.6 feet

An initial core-hole testing for continuity of the Deep Bermingham vein system intersected mineralized veining 1,050 feet below the existing resource (assays pending). In addition, the favorable Basal Quartzite host stratigraphy was shown to extend a minimum of 350 feet below this where the hole was ended, or 2,850 feet below surface and indicates that significant potential for expansion exists below the current Bermingham resource.

Greens Creek, Alaska

At Greens Creek, drilling has expanded mineralization both from surface and underground. Four underground drills completed over 43,000 feet of drilling in 109 holes focused on resource conversion and exploration that extends mineralization of known resources. Additionally, two helicopter supported drills completed over 11,900 feet of drilling in 21 holes which extended Upper Plate and East ore zones.

Underground drilling completed three drillholes in the 5250 zone to extend mineralization in the upper portion of zone spanning 150 feet of strike length. Only one hole has assay results which shows two zones of ore grade mineralization that should expand mineralization. The other two drillholes intersected very thick sequences of mineralized white ore and massive sulfide ore lithologies above the modeled resource and, though assays are pending, these drillholes should expand mineralization in the zone.

Highlights from the one hole include:

  20.9 oz/ton silver, 0.08 oz/ton gold, 8.2% zinc, and 2.1% lead over 19.0 feet
  11.5 oz/ton silver, 0.10 oz/ton gold, 20.4% zinc, and 6.1% lead over 19.6 feet

Surface exploration drilling targeted gaps and margins in the upper part of the East Zone resource in addition to initial follow up drilling on historic drill intercepts. Drilling occurred over a strike length of 1,650 feet and assay results received to date indicate expansion of mineralization in those areas drilled. Highlights from this drilling include:

  13.4 oz/ton silver, 0.63 oz/ton gold, 29.6% zinc, and 7.5% lead over 18.5 feet
  7.5 oz/ton silver, 0.24 oz/ton gold, 22.3% zinc, and 4.9% lead over 39.9 feet

Underground drilling targeted the northern, central, and eastern portion of the Upper Plate zone, targeting mineralization for upgrading and expanding resources over 900 feet of strike length. Surface exploration drilling targeted the western extensions of the Upper Plate resource along strike, the northern extensions up-dip, and the southern extensions down-dip of the current resource. Initial drilling results to date indicate that drilling is upgrading and expanding mineralization in the Upper Plate Zone. Highlights from this drilling include:

  51.0 oz/ton silver, 0.03 oz/ton gold, 4.2% zinc and 2.0% lead over 7.4 feet
  9.9 oz/ton silver, 0.03 oz/ton gold, 7.8% zinc and 2.4% lead over 23.1 feet
  10.5 oz/ton silver, 0.02 oz/ton gold, 4.9% zinc and 2.3% lead over 24.5 feet

Detailed complete drill assay highlights can be found in Table A at the end of the release.

DIVIDENDS

Common Stock

The Board of Directors declared a quarterly cash dividend of $0.00625 per share of common stock, consisting of $0.00375 per share for the minimum dividend component and $0.0025 per share for the silver-linked component. The common stock dividend is payable on or about December 7, 2023, to stockholders of record on November 24, 2023. The third quarter realized silver price was $23.71 per ounce, satisfying the criterion for the Company’s common stock silver-linked dividend policy component.

Preferred Stock

The Board of Directors declared a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about January 2, 2024, to stockholders of record on December 15, 2023.

2023 GUIDANCE 6

The Company has revised its annual silver production and cost guidance as below. There is no change to gold production guidance.

Silver production for Greens Creek is increased to reflect the higher YTD silver production at the mine. Keno Hill silver production guidance is lowered to incorporate the delays to mine infrastructure and initiatives to improve mine safety. Consolidated silver production guidance also reflects the suspension of operations at the Lucky Friday mine for the remainder of the year. Three-year silver and gold production outlook remains unchanged.

2023 Production Outlook Guidance and Three Year Outlook

	Silver Production (Moz)		Gold Production (Koz)	Silver Equivalent (Moz)		Gold Equivalent (Koz)
	Previous	Current	Current	Previous	Current	Previous	Current
2023 Greens Creek *	9.0 - 9.5	9.8 - 10.0	55 - 65	21.5 - 22.5	22.0 - 23.0	255 - 270	265 - 277
2023 Lucky Friday *	3.0	3.0	N/A	5.5	5.5	65	65
2023 Casa Berardi	N/A	N/A	85 - 95	7.0 - 8.0	7.0 - 8.0	85 - 95	85 - 95
2023 Keno Hill*	2.5 - 3.0	1.6 - 1.8	N/A	2.5 - 3.0	1.5 - 2.0	35 - 40	23 - 26

2023 Total	14.5 - 15.5	14.4 - 14.8	140 - 160	36.5 - 39.0	36.0 - 38.5	440 - 470	438 - 463
2024 Total	17.5 - 18.5	17.5 - 18.5	105 - 125	38.5 - 41.5	38.5 - 41.5	465 - 505	465 - 505
2025 Total	18.5 - 20.0	18.5 - 20.0	100 - 115	38.0 - 41.0	38.0 - 41.0	460 - 495	460 - 495

* Equivalent ounces include Lead and Zinc production

2023 Cost Guidance

At Greens Creek, guidance for cash costs and AISC, per silver ounce (net of by-products) has increased primarily to reflect lower zinc and gold production compared to planned production in the second half of the year with the decrease primarily attributable to lower than expected grades due to mine sequencing. With the suspension of operations at Lucky Friday for the remainder of the year, cash costs and AISC, per silver ounce (net of by-product credits) reflect the actual costs incurred for the first seven months of the year.

At Casa Berardi, decrease in cash costs per gold ounce, after by-product credits, guidance is primarily due to the capitalization of construction costs related to tailings facilities.

	Costs of Sales (million)		Cash cost, after by-product credits, per silver/gold ounce[3]		AISC, after by-product credits, per produced silver/gold ounce[4]
	Previous	Current	Previous	Current	Previous	Current
Greens Creek	245	250	$0.00 - $0.50	$1.00 - $1.25	$5.25 - $5.75	$5.75 - $6.25
Lucky Friday	131	80	$5.51	$5.51	$12.21	$12.21
Keno Hill	40	34	$11.00 - $13.50	$12.75 - $15.75	$12.25 - $14.75	$13.50 - $16.75
Total Silver	416	364	$3.00 - $4.00	$3.00 - $4.00	$10.25 - $11.50	$10.25 - $11.50
Casa Berardi	215	215	$1,750 - $1,950	$1,600 - $1,800	$2,000 - $2,250	$2,000 - $2,250

2023 Capital, Exploration, Ramp-up, and Suspension Costs Guidance

Consolidated capital and exploration guidance is unchanged. The table below includes suspension cost guidance for Lucky Friday.

(millions)	Previous	Current	Sustaining	Growth
Capital expenditures	$225 - $235	$225 - $235	$114 - $119	$111 - $116
Greens Creek	$47 - $50	$47 - $50	$43 - $45	$4 - $5
Lucky Friday	$59 - $62	$59 - $62	$34 - $36	$25 - $26
Casa Berardi	$72 - $74	$72 - $74	$36 - $37	$36 - $37
Keno Hill	$47 - $49	$47 - $49	$0.5 - $1	$46.5 - $48
Keno Hill Ramp Up Costs	$13	$18
Lucky Friday Suspension Costs	--	$25
Exploration and Pre-development	$32.5	$32.5

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held on Tuesday, November 7, at 10:00 a.m. Eastern Time to discuss these results. We recommend that you dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-888-330-2391 or for international dialing 1-240-789-2702. The Conference ID is 4812168 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at https://events.q4inc.com/attendee/780742330 or www.hecla.com under Investors.

VIRTUAL INVESTOR EVENT

Hecla will be holding a Virtual Investor Event on Tuesday, November 7, from 12:00 p.m. to 2:00 p.m. Eastern Time.

Hecla invites shareholders, investors, and other interested parties to schedule a personal, 30-minute virtual meeting (video or telephone) with a member of senior management to discuss Financial, Exploration, Operations, ESG or general matters. Click on the link below to schedule a call (or copy and paste the link into your web browser). You can select a topic once you have entered the meeting calendar. If you are unable to book a time, either due to high demand or for other reasons, please reach out to Anvita M. Patil, Vice President, Investor Relations and Treasurer at hmc-info@hecla.com or 208-769-4100.

One-on-One meeting URL: https://calendly.com/2023-nov-vie

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income (loss), the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(2) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less capital additions. Cash provided by operating activities for the Greens Creek, Lucky Friday, and Casa Berardi operating segments excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance. Capital expenditures refers to Additions to properties, plants and equipment from the Consolidated Statements of Cash Flows, net of finance leases.

(3) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of total cost of sales, can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines - to compare performance with that of other silver mining companies, and aggregating Casa Berardi and the Nevada operations, to compare its performance with other gold mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) All-in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to total cost of sales, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes total cost of sales and other direct production costs, expenses for reclamation at the mine sites and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. Prior year presentation has been adjusted to conform with current year presentation.

(5) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) applicable to common stockholders is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss) applicable to common stockholders as defined by GAAP. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) applicable to common stockholders per common share provides investors with the ability to better evaluate our underlying operating performance.

Current GAAP measures used in the mining industry, such as total cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Other

(6) Expectations for 2023 include silver, gold, lead and zinc production from Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi converted using Au $1,800/oz, Ag $22/oz, Zn $1.15/lb, and Pb 0.90$/lb, for equivalent ounce calculations and Au $1,950/oz, Ag $24.50/oz, Zn $1.10/lb, and Pb 1.00$/lb, for by-product credit calculations. Numbers are rounded.

Cautionary Statement Regarding Forward Looking Statements, Including 2023 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements may include, without limitation: (i) Lucky Friday will resume operations by the beginning of 2024; (ii) Ongoing mitigation plans at Lucky Friday will be completed as planned and will cost $8-$12 million, and are not expected to impact 2024 production; (iii) the Company's property insurance policy is expected to cover the majority of expenses (net of deductibles) related to property damage and business interruption at the Lucky Friday; (iv) Greens Creek will achieve throughput of 2,600 tpd by the fourth quarter; (v) Keno Hill's cemented rockfill plant will be completed by end of November; (vi) Modifications to secondary crushing unit at Keno Hill will increase crusher availability and efficiency; (vii) Exploration drilling at Keno Hill will increase reserves and resources at the mine; (viii) Underground mining at Casa Berardi will be completed by mid-2024; (ix) the Company will achieve silver production of 20 million ounces by 2025; (ix) the Company will be Canada's largest silver producer once Keno Hill achieves full production, and will play a pivotal role in producing renewable energy; (x) Net debt to Adjusted EBITDA ratio will remain above the Company's target of 2.00 for the remainder of 2023; and (xi) mine-specific and Company-wide 2023 estimates of future production (and for 2024 and 2025), sales and total cost of sales, as well as cash cost and AISC per ounce (in each case after by-product credits) and Company-wide estimated spending on capital, exploration and pre-development for 2023. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to Company plans for 2023 and beyond due to COVID-19 or any other public health issue, including, but not limited to with respect to availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments; (x) we take a material impairment charge on any of our assets; and (xi) inflation causes our costs to rise more than we currently expect. For a more detailed discussion of such risks and other factors, see the Company’s (i) 2022 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 17, 2023. The Company does not undertake any obligation to release publicly, revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this presentation, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP - Exploration of Hecla Mining Company and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Person under S-K 1300 and NI 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Technical Report Summaries (each a “TRS”) for each of the Company’s material properties are filed as exhibits 96.1, 96.2 and 96.3 to the Company’s 2022 Annual Report on Form 10-K and are available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for (i) the Greens Creek Mine are contained in its TRS and in a NI 43-101 technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, (ii) the Lucky Friday Mine are contained in its TRS and in its technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, (iii) Casa Berardi are contained in its TRS and in its technical report titled “Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada” effective date December 31, 2018, and (iv) the San Sebastian Mine, Mexico, are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015. Also included in each TRS and the four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in technical reports prepared for Klondex Mines Ltd. for (i) the Fire Creek Mine (technical report dated March 31, 2018), (ii) the Hollister Mine (technical report dated May 31, 2017, amended August 9, 2017), and (iii) the Midas Mine (technical report dated August 31, 2014, amended April 2, 2015). Copies of these technical reports are available under Hecla’s profile on SEDAR at www.sedar.com. Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY Condensed Consolidated Statements of Loss (dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2023	September 30, 2022
Sales	$181,906	$178,131	$559,537	$524,080
Cost of sales and other direct production costs	112,212	107,754	345,516	326,579
Depreciation, depletion and amortization	36,217	32,718	107,937	106,362
Total cost of sales	148,429	140,472	453,453	432,941
Gross profit	33,477	37,659	106,084	91,139

Other operating expenses:
General and administrative	7,596	10,783	30,449	28,989
Exploration and pre-development	13,686	6,893	25,546	39,136
Ramp-up and suspension costs	21,025	16,323	48,684	16,539
Provision for closed operations and environmental matters	2,256	3,111	6,411	4,154
Other operating expense (income)	1,555	(4,262)	(2,729)	5,310
	46,118	32,848	108,361	94,128
(Loss) income from operations	(12,641)	4,811	(2,277)	(2,989)
Other (expense) income:
Interest expense	(10,710)	(10,311)	(31,186)	(31,785)
Fair value adjustments, net	(6,397)	(2,558)	(5,774)	(14,703)
Foreign exchange gain (loss)	4,176	(3,850)	434	8,111
Other income	1,657	1,376	4,425	4,828
	(11,274)	(15,343)	(32,101)	(33,549)
Loss before income and mining taxes	(23,915)	(10,532)	(34,378)	(36,538)
Income and mining tax benefit (expense)	1,500	(5,162)	(6,904)	3,642
Net loss	(22,415)	(15,694)	(41,282)	(32,896)
Preferred stock dividends	(138)	(138)	(414)	(414)
Net loss applicable to common stockholders	$(22,553)	$(15,832)	$(41,696)	$(33,310)
Basic and diluted loss per common share after preferred dividends (in cents)	$(0.04)	$(0.03)	$(0.07)	$(0.06)
Weighted average number of common shares outstanding basic	607,896	604,088	604,028	544,000
Weighted average number of common shares outstanding diluted	607,896	604,088	604,028	544,000

HECLA MINING COMPANY Condensed Consolidated Statements of Cash Flows (dollars in thousands - unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2023	September 30, 2022
OPERATING ACTIVITIES
Net loss	$(22,415)	$(15,694)	$(41,282)	$(32,896)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	37,095	34,718	111,705	106,743
Inventory adjustments	8,814	2,997	16,332	2,159
Fair value adjustments, net	6,397	2,558	5,774	3,486
Provision for reclamation and closure costs	2,477	3,634	7,805	4,789
Stock compensation	2,434	1,498	5,122	4,298
Deferred income taxes	(3,790)	4,027	795	(17,828)
Foreign exchange (gain) loss	(4,241)	6,025	(434)	(8,353)
Other non-cash items, net	50	1,388	1,624	2,454
Change in assets and liabilities:
Accounts receivable	(3,544)	13,087	25,020	34,788
Inventories	(6,218)	(8,882)	(24,339)	(19,472)
Other current and non-current assets	18	(5,207)	(15,045)	(3,420)
Accounts payable, accrued and other current liabilities	(2,532)	9,447	(2,389)	(21,708)
Accrued payroll and related benefits	(1,701)	(14,248)	(11,244)	1,679
Accrued taxes	(923)	(2,311)	(1,008)	(2,652)
Accrued reclamation and closure costs and other non-current liabilities	(1,686)	(9,260)	(3,821)	(297)
Cash provided by operating activities	10,235	23,777	74,615	53,770
INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(55,354)	(51,468)	(161,265)	(93,237)
Proceeds from sale or exchange of investments	—	—	—	9,375
Proceeds from disposition of properties, plants, equipment and mineral interests	80	80	160	748
Purchases of investments	(1,753)	—	(1,753)	(30,540)
Acquisition, net	—	—	—	8,952
Pre-acquisition advance to Alexco	—	—	—	(25,000)
Changes in restricted cash and investment balances	—	—	—	2,011
Net cash used in investing activities	(57,027)	(51,388)	(162,858)	(127,691)
FINANCING ACTIVITIES
Proceeds from issuance of stock, net of related costs	—	14,003	25,888	4,542
Acquisition of treasury shares	—	(1,554)	(2,036)	(3,677)
Borrowing of debt	63,000	43,000	119,000	25,000
Repayment of debt	(14,000)	(12,000)	(39,000)	—
Dividends paid to common and preferred stockholders	(3,947)	(3,917)	(11,755)	(10,549)
Credit facility feed paid	—	0	—	(517)
Repayments of finance leases	(3,225)	(2,301)	(7,990)	(5,222)
Net cash provided by (used in) financing activities	41,828	37,231	84,107	9,577
Effect of exchange rates on cash	(1,140)	1,046	77	(804)
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	(6,104)	10,666	(4,059)	(65,148)
Cash, cash equivalents and restricted cash at beginning of period	107,952	97,286	105,907	211,063
Cash, cash equivalents and restricted cash at end of period	$101,848	$107,952	$101,848	$145,915

HECLA MINING COMPANY Condensed Consolidated Balance Sheets (dollars and shares in thousands - unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$100,685	$104,743
Accounts receivable	31,971	55,841
Inventories	97,348	90,672
Other current assets	18,410	16,471
Total current assets	248,414	267,727
Investments	16,594	24,018
Restricted cash	1,163	1,164
Properties, plants, equipment and mineral interests, net	2,648,309	2,569,790
Operating lease right-of-use assets	9,163	11,064
Deferred tax assets	3,349	21,105
Other non-current assets	34,164	32,304
Total assets	$2,961,156	$2,927,172

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$87,148	$84,747
Accrued payroll and related benefits	22,671	37,579
Accrued taxes	3,064	4,030
Finance leases	11,293	9,483
Accrued reclamation and closure costs	10,352	8,591
Accrued interest	5,191	14,454
Other current liabilities	5,652	19,582
Total current liabilities	145,371	178,466
Accrued reclamation and closure costs	109,613	108,408
Long-term debt including finance leases	604,953	517,742
Deferred tax liability	109,293	125,846
Other non-current liabilities	14,156	17,743
Total liabilities	983,386	948,205

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	154,355	151,819
Capital surplus	2,311,266	2,260,290
Accumulated deficit	(456,968)	(403,931)
Accumulated other comprehensive income, net	2,812	2,448
Treasury stock	(33,734)	(31,698)
Total stockholders’ equity	1,977,770	1,978,967
Total liabilities and stockholders’ equity	$2,961,156	$2,927,172
Common shares outstanding	617,768	607,620

Non-GAAP Measures

(Unaudited)

Reconciliation of Total Cost of Sales to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of total cost of sales to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations and for the Company for the three months and six months ended September 30, 2023 and 2022, the three months ended June 30, 2023, March 31, 2023, December 31, 2022, and September 30, 2022.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. We use AISC, After By-product Credits, per Ounce as a measure of our mines' net cash flow after costs for reclamation and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes reclamation and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare our performance with that of other silver mining companies, and aggregating Casa Berardi and Nevada Operations for comparison with other gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes reclamation and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining capital costs. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi and Nevada Operations and combined gold properties information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other two units is not included as a by-product credit when calculating the gold metrics for Casa Berardi and Nevada Operations.

In thousands (except per ounce amounts)	Three Months Ended September 30, 2023					Three Months Ended June 30, 2023					Nine Months Ended September 30, 2023					Nine Months Ended September 30, 2022 (5)
	Greens Creek	Lucky Friday	Keno Hill (6)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (6)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (6)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday(2)	Corporate and other(3)	Total Silver
Total cost of sales	$60,322	$14,344	$16,001	$—	$90,667	$63,054	$32,190	$1,581	$—	$96,825	$189,664	$81,068	$17,582	$—	$288,314	$162,644	$83,779	$—	$246,423
Depreciation, depletion and amortization	(11,015)	(4,306)	(1,948)	—	(17,269)	(13,078)	(8,979)	(261)	—	(22,318)	(38,557)	(23,741)	(2,209)	—	(64,507)	(35,354)	(24,155)	—	(59,509)
Treatment costs	10,369	1,368	1,033	—	12,770	10,376	4,187	113	—	14,676	31,114	10,832	1,146	—	43,092	27,369	13,271	—	40,640
Change in product inventory	377	(2,450)	—	—	(2,073)	(1,242)	1,546	—	—	304	(2,479)	(3,313)	—	—	(5,792)	9,899	2,620	—	12,519
Reclamation and other costs	(348)	(168)	—	—	(516)	263	(250)	—	—	13	(214)	(826)	—	—	(1,040)	(1,988)	(769)	—	(2,757)
Exclusion of Lucky Friday cash costs (8)	—	(20)	—	—	(20)	—	—	—	—	—	-	(20)	—	—	(20)	—	—	—	—
Exclusion of Keno Hill cash costs (6)	—	—	(15,086)	—	(15,086)	—	—	(1,433)	—	(1,433)	-	-	(16,519)	—	(16,519)	—	—	—	—
Cash Cost, Before By-product Credits (1)	59,705	8,768	—	—	68,473	59,373	28,694	—	—	88,067	179,528	64,000	—	—	243,528	162,570	74,746	—	237,316
Reclamation and other costs	722	101	—	—	823	722	285	—	—	1,007	2,166	671	—	—	2,837	2,115	846	—	2,961
Sustaining capital	11,330	7,386	—	237	18,953	8,714	9,081	—	688	18,483	26,686	24,251	—	831	51,768	30,843	24,937	334	56,114
Exclusion of Lucky Friday sustaining costs (8)	—	(4,934)	—	—	(4,934)	—	—	—	—	—	—	(4,934)	—	—	(4,934)	—	—	—	—
General and administrative	—	—	—	7,596	7,596	—	—	—	10,783	10,783	—	—	—	30,449	30,449	—	—	28,989	28,989
AISC, Before By-product Credits (1)	71,757	11,321	—	7,833	90,911	68,809	38,060	—	11,471	118,340	208,380	83,988	—	31,280	323,648	195,528	100,529	29,323	325,380
By-product credits:
Zinc	(20,027)	(2,019)	—	—	(22,046)	(20,923)	(5,448)	—	—	(26,371)	(64,955)	(14,284)	—	—	(79,239)	(87,723)	(21,358)	—	(109,081)
Gold	(25,344)	—	—	—	(25,344)	(28,458)	—	—	—	(28,458)	(79,089)	-	—	—	(79,089)	(55,966)	—	—	(55,966)
Lead	(7,201)	(5,368)	—	—	(12,569)	(6,860)	(14,287)	—	—	(21,147)	(22,002)	(33,953)	—	—	(55,955)	(22,449)	(38,175)	—	(60,624)
Exclusion of Lucky Friday byproduct credits (8)	—	676	—	—	676	—	—	—	—	—	—	676	—	—	676	—	—	—	—
Total By-product credits	(52,572)	(6,711)	—	—	(59,283)	(56,241)	(19,735)	—	—	(75,976)	(166,046)	(47,561)	—	—	(213,607)	(166,138)	(59,533)	—	(225,671)
Cash Cost, After By-product Credits	$7,133	$2,057	$—	$—	$9,190	$3,132	$8,959	$—	$—	$12,091	$13,482	$16,439	$—	$—	$29,921	$(3,568)	$15,213	$—	$11,645
AISC, After By-product Credits	$19,185	$4,610	$—	$7,833	$31,628	$12,568	$18,325	$—	$11,471	$42,364	$42,334	$36,427	$—	$31,280	$110,041	$29,390	$40,996	$29,323	$99,709
Ounces produced	2,343	475			2,818	2,356	1,287			3,642	7,472	3,025			10,497	7,309	3,189		10,498
Exclusion of Lucky Friday ounces produced (8)	—	(41)			(41)	—	0			—	—	(41)			(41)	—	0		—
Divided by ounces produced	2,343	434			2,777	2,356	1,287			3,642	7,472	2,984			10,456	7,309	3,189		10,498
Cash Cost, Before By-product Credits, per Silver Ounce	$25.48	$20.20			$24.66	$25.20	$22.30			$24.18	$24.03	$21.45			$23.29	$22.24	$23.44		$22.61
By-product credits per ounce	(22.44)	(15.46)			(21.35)	(23.87)	(15.34)			(20.86)	(22.22)	(15.94)			(20.43)	(22.73)	(18.67)		(21.50)
Cash Cost, After By-product Credits, per Silver Ounce	$3.04	$4.74			$3.31	$1.33	$6.96			$3.32	$1.81	$5.51			$2.86	$(0.49)	$4.77		$1.11
AISC, Before By-product Credits, per Silver Ounce	$30.62	$26.09			$32.74	$29.21	$29.58			$32.49	$27.89	$28.15			$30.95	$26.75	$31.53		$30.99
By-product credits per ounce	(22.44)	(15.46)			(21.35)	(23.87)	(15.34)			(20.86)	(22.22)	(15.94)			(20.43)	(22.73)	(18.67)		(21.50)
AISC, After By-product Credits, per Silver Ounce	$8.18	$10.63			$11.39	$5.34	$14.24			$11.63	$5.67	$12.21			$10.52	$4.02	$12.86		$9.49

In thousands (except per ounce amounts)	Three Months Ended September 30, 2023			Three Months Ended June 30, 2023			Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022 (5)
	Casa Berardi	Nevada Operations and Other (4)	Total Gold	Casa Berardi	Nevada Operations and Other (4)	Total Gold	Casa Berardi	Nevada Operations and Other (4)	Total Gold	Casa Berardi	Total Gold
Total cost of sales	$56,822	$940	$57,762	$42,576	$1,071	$43,647	$162,396	$2,743	$165,139	$183,570	$183,570
Depreciation, depletion and amortization	(18,980)	32	(18,948)	(10,272)	(127)	(10,399)	(43,288)	(142)	(43,430)	(46,394)	(46,394)
Treatment costs	254	—	254	351	—	351	1,072	—	1,072	1,345	1,345
Change in product inventory	(1,977)	—	(1,977)	(951)	—	(951)	(5,345)	—	(5,345)	(936)	(936)
Reclamation and other costs	(219)	—	(219)	(219)	—	(219)	(655)	—	(655)	(623)	(623)
Exclusion of Casa Berardi cash costs (3)	—	—	—	—	—	—	(2,851)	—	(2,851)	—	—
Exclusion of Nevada and Other costs	—	(972)	(972)	—	(944)	(944)	—	(2,601)	(2,601)	—	—
Cash Cost, Before By-product Credits (1)	35,900	—	35,900	31,485	—	31,485	111,329	—	111,329	136,962	136,962
Reclamation and other costs	219	—	219	219	—	219	655	—	655	623	623
Sustaining capital	5,133	—	5,133	9,025	—	9,025	29,175	—	29,175	25,587	25,587
AISC, Before By-product Credits (1)	41,252	—	41,252	40,729	—	40,729	141,159	—	141,159	163,172	163,172
By-product credits:
Silver	(119)	—	(119)	(144)		(144)	(390)	—	(390)	(485)	(485)
Total By-product credits	(119)	—	(119)	(144)	—	(144)	(390)	—	(390)	(485)	(485)
Cash Cost, After By-product Credits	$35,781	$—	$35,781	$31,341	$—	$31,341	$110,939	$—	$110,939	$136,477	$136,477
AISC, After By-product Credits	$41,133	$—	$41,133	$40,585	$—	$40,585	$140,769	$—	$140,769	$162,687	$162,687
Divided by gold ounces produced	24	—	24	19	—	19	68	—	68	97	97
Cash Cost, Before By-product Credits, per Gold Ounce	$1,480	$—	$1,480	$1,666	$—	$1,666	$1,641	$—	$1,641	$1,415	$1,415
By-product credits per ounce	(5)	—	(5)	(8)	—	(8)	(6)	—	(6)	(6)	(6)
Cash Cost, After By-product Credits, per Gold Ounce	$1,475	$—	$1,475	$1,658	$—	$1,658	$1,635	$—	$1,635	$1,409	$1,409
AISC, Before By-product Credits, per Gold Ounce	$1,700	$—	$1,700	$2,155	$—	$2,155	$2,081	$—	$2,081	$1,684	$1,684
By-product credits per ounce	(5)	—	(5)	(8)	—	(8)	(6)	—	(6)	(6)	(6)
AISC, After By-product Credits, per Gold Ounce	$1,695	$—	$1,695	$2,147	$—	$2,147	$2,075	$—	$2,075	$1,678	$1,678

In thousands (except per ounce amounts)	Three Months Ended September 30, 2023			Three Months Ended June 30, 2023			Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022 (5)
	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total
Total cost of sales	$90,667	$57,762	$148,429	$96,825	$43,647	$140,472	$288,314	$165,139	$453,453	$246,423	$183,570	$429,993
Depreciation, depletion and amortization	(17,269)	(18,948)	(36,217)	(22,318)	(10,399)	(32,717)	(64,507)	(43,430)	(107,937)	(59,509)	(46,394)	(105,903)
Treatment costs	12,770	254	13,024	14,676	351	15,027	43,092	1,072	44,164	40,640	1,345	41,985
Change in product inventory	(2,073)	(1,977)	(4,050)	304	(951)	(647)	(5,792)	(5,345)	(11,137)	12,519	(936)	11,583
Reclamation and other costs	(516)	(219)	(735)	13	(219)	(206)	(1,040)	(655)	(1,695)	(2,757)	(623)	(3,380)
Exclusion of Lucky Friday cash costs (8)	(20)	—	(20)	—	—	—	(20)	—	(20)	—	—	—
Exclusion of Keno Hill cash costs (6)	(15,086)	—	(15,086)	(1,433)	—	(1,433)	(16,519)	—	(16,519)	—	—	—
Exclusion of Casa Berardi cash costs (3)	—	—	—	—	—	—	—	(2,851)	(2,851)	—	—	—
Exclusion of Nevada and Other costs	—	(972)	(972)	—	(944)	(944)	—	(2,601)	(2,601)	—	—	—
Cash Cost, Before By-product Credits (1)	68,473	35,900	104,373	88,067	31,485	119,552	243,528	111,329	354,857	237,316	136,962	374,278
Reclamation and other costs	823	219	1,042	1,007	219	1,226	2,837	655	3,492	2,961	623	3,584
Sustaining capital	18,953	5,133	24,086	18,483	9,025	27,508	51,768	29,175	80,943	56,114	25,587	81,701
Exclusion of Lucky Friday sustaining costs (8)	(4,934)	—	(4,934)	—	—	—	(4,934)	—	(4,934)	—	—	—
General and administrative	7,596	—	7,596	10,783	—	10,783	30,449	—	30,449	28,989	—	28,989
AISC, Before By-product Credits (1)	90,911	41,252	132,163	118,340	40,729	159,069	323,648	141,159	464,807	325,380	163,172	488,552
By-product credits:
Zinc	(22,046)	—	(22,046)	(26,371)	—	(26,371)	(79,239)	—	(79,239)	(109,081)	—	(109,081)
Gold	(25,344)	—	(25,344)	(28,458)	—	(28,458)	(79,089)	—	(79,089)	(55,966)	—	(55,966)
Lead	(12,569)	—	(12,569)	(21,147)	—	(21,147)	(55,955)	—	(55,955)	(60,624)	—	(60,624)
Silver	—	(119)	(119)	—	(144)	(144)	—	(390)	(390)	—	(485)	(485)
Exclusion of Lucky Friday by-product credits (8)	676	—	676	—	—	—	676	—	676	—	—	—
Total By-product credits	(59,283)	(119)	(59,402)	(75,976)	(144)	(76,120)	(213,607)	(390)	(213,997)	(225,671)	(485)	(226,156)
Cash Cost, After By-product Credits	$9,190	$35,781	$44,971	$12,091	$31,341	$43,432	$29,921	$110,939	$140,860	$11,645	$136,477	$148,122
AISC, After By-product Credits	$31,628	$41,133	$72,761	$42,364	$40,585	$82,949	$110,041	$140,769	$250,810	$99,709	$162,687	$262,396
Ounces produced	2,818	24		3,642	19		10,497	68		10,498	97
Exclusion of Lucky Friday ounces produced (8)	(41)	—		—	—		(41)	—		—	—
Divided by ounces produced	2,777	24		3,642	19		10,456	68		10,498	97
Cash Cost, Before By-product Credits, per Ounce	$24.66	$1,480		$24.18	$1,666		$23.29	$1,641		$22.61	$1,415
By-product credits per ounce	(21.35)	(5)		(20.86)	(8)		(20.43)	(6)		(21.50)	(6)
Cash Cost, After By-product Credits, per Ounce	$3.31	$1,475		$3.32	$1,658		$2.86	$1,635		$1.11	$1,409
AISC, Before By-product Credits, per Ounce	$32.74	$1,700		$32.49	$2,155		$30.95	$2,081		$30.99	$1,684
By-product credits per ounce	(21.35)	(5)		(20.86)	(8)		(20.43)	(6)		(21.50)	(6)
AISC, After By-product Credits, per Ounce	$11.39	1,695		$11.63	2,147		$10.52	2,075		$9.49	1,678

In thousands (except per ounce amounts)	Three Months Ended March 31, 2023 (5)				Three Months Ended December 31, 2022 (5)				Three Months Ended September 30, 2022 (5)
	Greens Creek	Lucky Friday	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Corporate (2)	Total Silver
Total cost of sales	$66,288	$34,534	$—	$100,822	$70,074	$32,819	$—	$102,893	$52,502	$24,164	$—	$76,666
Depreciation, depletion and amortization	(14,464)	(10,456)	—	(24,920)	(13,557)	(9,549)	—	(23,106)	(10,305)	(7,261)	—	(17,566)
Treatment costs	10,369	5,276	—	15,645	10,467	5,334	—	15,801	9,477	4,791	—	14,268
Change in product inventory	(1,614)	(2,409)	—	(4,023)	(4,014)	(571)	—	(4,585)	4,464	3,022	—	7,486
Reclamation and other costs	(129)	(408)	—	(537)	499	(265)	—	234	(118)	(152)	—	(270)
Cash Cost, Before By-product Credits (1)	60,450	26,537	—	86,987	63,469	27,768	—	91,237	56,020	24,564	—	80,584
Reclamation and other costs	722	285	—	1,007	706	282	—	988	705	282	—	987
Sustaining capital	6,641	7,784	—	14,425	9,862	8,369	—	18,231	10,219	11,264	187	21,670
General and administrative	—	—	12,070	12,070	—	—	14,395	14,395	—	—	11,003	11,003
AISC, Before By-product Credits (1)	67,813	34,606	12,070	114,489	74,037	36,419	14,395	124,851	66,944	36,110	11,190	114,244
By-product credits:
Zinc	(24,005)	(6,816)	—	(30,821)	(26,112)	(6,249)	—	(32,361)	(26,244)	(7,155)	—	(33,399)
Gold	(25,286)	—	—	(25,286)	(19,630)	—	—	(19,630)	(17,019)	—	—	(17,019)
Lead	(7,942)	(14,299)	—	(22,241)	(7,351)	(14,392)	—	(21,743)	(6,212)	(11,796)	—	(18,008)
Total By-product credits	(57,233)	(21,115)	—	(78,348)	(53,093)	(20,641)	—	(73,734)	(49,475)	(18,951)	—	(68,426)
Cash Cost, After By-product Credits	$3,217	$5,422	$—	$8,639	$10,376	$7,127	$—	$17,503	$6,545	$5,613	$—	$12,158
AISC, After By-product Credits	$10,580	$13,491	$12,070	$36,141	$20,944	$15,778	$14,395	$51,117	$17,469	$17,159	$11,190	$45,818
Divided by ounces produced	2,773	1,262		4,035	2,433	1,224		3,657	2,469	1,075		3,544
Cash Cost, Before By-product Credits, per Silver Ounce	$21.80	$21.03		$21.56	$26.08	$22.68		$24.95	$22.69	$22.87		$22.74
By-product credits per ounce	(20.64)	(16.73)		(19.42)	(21.82)	(16.86)		(20.16)	(20.04)	(17.64)		(19.31)
Cash Cost, After By-product Credits, per Silver Ounce	$1.16	$4.30		$2.14	$4.26	$5.82		$4.79	$2.65	$5.23		$3.43
AISC, Before By-product Credits, per Silver Ounce	$24.46	$27.42		$28.38	$30.43	$29.74		$34.14	$27.11	$33.62		$32.24
By-product credits per ounce	(20.64)	(16.73)		(19.42)	(21.82)	(16.86)		(20.16)	(20.04)	(17.64)		(19.31)
AISC, After By-product Credits, per Silver Ounce	$3.83	$10.69		$8.96	$8.61	$12.88		$13.98	$7.07	$15.98		$12.93

In thousands (except per ounce amounts)	Three Months Ended March 31, 2023 (5)			Three Months Ended December 31, 2022 (5)		Three Months Ended September 30, 2022 (5)
	Casa Berardi	Nevada Operations and Other (4)	Total Gold	Casa Berardi	Total Gold	Casa Berardi	Total Gold
Total cost of sales	$62,998	$732	$63,730	$65,328	$65,328	$59,532	$59,532
Depreciation, depletion and amortization	(14,036)	(47)	(14,083)	(14,568)	(14,568)	(15,089)	(15,089)
Treatment costs	467	—	467	521	521	429	429
Change in product inventory	(2,417)	—	(2,417)	1,122	1,122	420	420
Reclamation and other costs	(217)	—	(217)	(196)	(196)	(203)	(203)
Exclusion of Casa Berardi cash costs	(2,851)	—	(2,851)	—	—	—	—
Exclusion of Nevada and Other costs	—	(685)	(685)	—	—	—	—
Cash Cost, Before By-product Credits (1)	43,944	—	43,944	52,207	52,207	45,089	45,089
Reclamation and other costs	217	—	217	196	196	204	204
Sustaining capital	15,015	—	15,015	11,438	11,438	10,457	10,457
AISC, Before By-product Credits (1)	59,176	—	59,176	63,841	63,841	55,750	55,750
By-product credits:
Silver	(127)	—	(127)	(124)	(124)	(131)	(131)
Total By-product credits	(127)	—	(127)	(124)	(124)	(131)	(131)
Cash Cost, After By-product Credits	$43,817	$—	$43,817	$52,083	$52,083	$44,958	$44,958
AISC, After By-product Credits	$59,049	$—	$59,049	$63,717	$63,717	$55,619	$55,619
Divided by gold ounces produced	25	—	25	31	31	33	33
Cash Cost, Before By-product Credits, per Gold Ounce	$1,780	$—	$1,780	$1,700	$1,700	$1,353	$1,353
By-product credits per ounce	(5)	—	(5)	(4)	(4)	(4)	(4)
Cash Cost, After By-product Credits, per Gold Ounce	$1,775	$—	$1,775	$1,696	$1,696	$1,349	$1,349
AISC, Before By-product Credits, per Gold Ounce	$2,397	$—	$2,397	$2,079	$2,079	$1,673	$1,673
By-product credits per ounce	(5)	—	(5)	(4)	(4)	(4)	(4)
AISC, After By-product Credits, per Gold Ounce	$2,392	$—	$2,392	$2,075	$2,075	$1,669	$1,669

In thousands (except per ounce amounts)	Three Months Ended March 31, 2023 (5)			Three Months Ended December 31, 2022 (5)			Three Months Ended September 30, 2022 (5)
	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total	Total Silver	Total Gold	Total
Total cost of sales	$100,822	$63,730	$164,552	$102,893	$65,328	$168,221	$76,666	$59,532	$136,198
Depreciation, depletion and amortization	(24,920)	(14,083)	(39,003)	(23,106)	(14,568)	(37,674)	(17,566)	(15,089)	(32,655)
Treatment costs	15,645	467	16,112	15,801	521	16,322	14,268	429	14,697
Change in product inventory	(4,023)	(2,417)	(6,440)	(4,585)	1,122	(3,463)	7,486	420	7,906
Reclamation and other costs	(537)	(217)	(754)	234	(196)	38	(270)	(203)	(473)
Exclusion of Casa Berardi cash costs	—	(2,851)	(2,851)	—	—	—	—	—	—
Exclusion of Nevada and Other costs	—	(685)	(685)	—	0	—	—	—	—
Cash Cost, Before By-product Credits (1)	86,987	43,944	130,931	91,237	52,207	143,444	80,584	45,089	125,673
Reclamation and other costs	1,007	217	1,224	988	196	1,184	987	204	1,191
Sustaining capital	14,425	15,015	29,440	18,231	11,438	29,669	21,670	10,457	32,127
General and administrative	12,070	—	12,070	14,395		14,395	11,003	—	11,003
AISC, Before By-product Credits (1)	114,489	59,176	173,665	124,851	63,841	188,692	114,244	55,750	169,994
By-product credits:
Zinc	(30,821)	—	(30,821)	(32,361)	—	(32,361)	(33,399)	—	(33,399)
Gold	(25,286)	—	(25,286)	(19,630)	—	(19,630)	(17,019)	—	(17,019)
Lead	(22,241)	—	(22,241)	(21,743)	—	(21,743)	(18,008)	—	(18,008)
Silver	—	(127)	(127)		(124)	(124)		(131)	(131)
Total By-product credits	(78,348)	(127)	(78,475)	(73,734)	(124)	(73,858)	(68,426)	(131)	(68,557)
Cash Cost, After By-product Credits	$8,639	$43,817	$52,456	$17,503	$52,083	$69,586	$12,158	$44,958	$57,116
AISC, After By-product Credits	$36,141	$59,049	$95,190	$51,117	$63,717	$114,834	$45,818	$55,619	$101,437
Divided by ounces produced	4,035	25		3,657	31		3,544	33
Cash Cost, Before By-product Credits, per Ounce	$21.56	$1,780		$24.95	1,700		$22.74	$1,353
By-product credits per ounce	(19.42)	(5)		(20.16)	(4)		(19.31)	(4)
Cash Cost, After By-product Credits, per Ounce	$2.14	$1,775		$4.79	$1,696		$3.43	$1,349
AISC, Before By-product Credits, per Ounce	$28.38	$2,397		$34.14	$2,079		$32.24	$1,673
By-product credits per ounce	(19.42)	(5)		(20.16)	(4)		(19.31)	(4)
AISC, After By-product Credits, per Ounce	$8.96	$2,392		$13.98	$2,075		$12.93	$1,669

(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital.

(3)

During the three months ended March 31, 2023, the Company completed the necessary studies to conclude usage of the F-160 pit as a tailings storage facility after mining is complete. As a result, a portion of the mining costs have been excluded from Cash Cost, Before By-product Credits and AISC, Before By-product Credits.

(4)

Other includes $0.9 million and $1.7 million of total cost of sales for the three and nine months ended September 30, 2023, respectively, and $0.1 million of total cost of sales for the three and nine months ended September 30, 2022, related to the environmental services business acquired as part of the Alexco acquisition.

(5)

Prior year presentation has been adjusted to conform with current year presentation to eliminate exploration costs from the calculation of AISC, Before By-product Credits as exploration is an activity directed at the Corporate level to find new mineral reserve and resource deposits, and therefore we believe it is inappropriate to include exploration costs in the calculation of AISC, Before By-product Credits for a specific mining operation.

(6)

Keno Hill is in the ramp-up phase of production and is excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(7)

Casa Berardi operations were suspended in June 2023 in response to the directive of the Quebec Ministry of Natural Resources and Forests as a result of fires in the region. Suspension costs amounted to $nil and $2.2 million for the three and nine months ended September 30, 2023, respectively, and are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(8)

Lucky Friday operations were suspended in August 2023 following the underground fire in the #2 shaft secondary egress. The portion of cash costs, sustaining costs, by-product credits, and silver production incurred since the suspension are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

2023 Guidance, Previous and Current Estimates: Reconciliation of Cost of Sales to Non-GAAP Measures

In thousands (except per ounce amounts)	Previous Estimate for Twelve Months Ended December 31, 2023
	Greens Creek	Lucky Friday	Keno Hill	Corporate(3)	Total Silver	Casa Berardi	Total Gold
Total cost of sales	$245,000	$130,600	$40,000	$—	$415,600	$215,000	$215,000
Depreciation, depletion and amortization	(46,000)	(38,500)	(6,800)	—	(91,300)	(52,800)	(52,800)
Treatment costs	43,700	18,900	5,150	—	67,750	300	300
Change in product inventory	(5,100)	(2,500)	1,000	—	(6,600)	(1,300)	(1,300)
Reclamation and other costs	1,000	500	750	—	2,250	500	500
Cash Cost, Before By-product Credits (1)	238,600	109,000	40,100	—	387,700	161,700	161,700
Reclamation and other costs	2,800	1,100	—	—	3,900	800	800
Sustaining capital	44,350	35,600	550	—	80,500	37,900	37,900
General and administrative	—	—	—	44,000	44,000	—	—
AISC, Before By-product Credits (1)	285,750	145,700	40,650	44,000	516,100	200,400	200,400
By-product credits:
Zinc	(92,700)	(26,300)	(1,800)	—	(120,800)	—	—
Gold	(110,000)	—	—	—	(110,000)	—	—
Lead	(32,800)	(62,100)	(3,200)	—	(98,100)	—	—
Silver	—	—	—	—	—	(600)	(600)
Total By-product credits	(235,500)	(88,400)	(5,000)	—	(328,900)	(600)	(600)
Cash Cost, After By-product Credits	$3,100	$20,600	$35,100	$—	$58,800	$161,100	$161,100
AISC, After By-product Credits	$50,250	$57,300	$35,650	$44,000	$187,200	$199,800	$199,800
Divided by silver ounces produced	9,250	4,750	2,750		16,750	90.0	90.0
Cash Cost, Before By-product Credits, per Silver Ounce	$25.79	$22.95	$14.58		$23.15	$1,797	$1,797
By-product credits per silver ounce	(25.46)	(18.61)	(1.82)		(19.64)	(7)	(7)
Cash Cost, After By-product Credits, per Silver Ounce	$0.33	$4.34	$12.76		$3.51	$1,790	$1,790
AISC, Before By-product Credits, per Silver Ounce	$30.89	$30.67	$14.78		$30.81	$2,227	$2,227
By-product credits per silver ounce	(25.46)	(18.61)	(1.82)		(19.64)	(7)	(7)
AISC, After By-product Credits, per Silver Ounce	$5.43	$12.06	$12.96		$11.17	$2,220	$2,220

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2023
	Greens Creek	Lucky Friday	Keno Hill	Corporate(2)	Total Silver	Casa Berardi	Total Gold
Total cost of sales	$250,000	$80,000	$34,000	$—	$364,000	$215,000	$215,000
Exclusion of cash costs	—	(20)	(21,800)	—	(21,820)	(2,850)	(2,850)
Depreciation, depletion and amortization	(51,500)	(22,900)	(4,000)	—	(78,400)	(60,000)	(60,000)
Treatment costs	42,000	10,200	1,200	—	53,400	500	500
Change in product inventory	(3,500)	(4,755)	(1,100)	—	(9,355)	(1,550)	(1,550)
Reclamation and other costs	500	1,475	500	—	2,475	1,200	1,200
Cash Cost, Before By-product Credits (1)	237,500	64,000	8,800	—	310,300	152,300	152,300
Reclamation and other costs	2,900	770	—	—	3,670	900	900
Sustaining capital	43,500	19,325	400	—	63,225	36,900	36,900
General and administrative	—	—	—	44,000	44,000	—	—
AISC, Before By-product Credits (1)	283,900	84,095	9,200	44,000	421,195	190,100	190,100
By-product credits:
Zinc	(87,600)	(14,000)	(500)	—	(102,100)	—	—
Gold	(105,900)	—	—	—	(105,900)	—	—
Lead	(31,700)	(33,475)	(1,250)	—	(66,425)	—	—
Silver	—	—	—	—	—	(500)	(500)
Total By-product credits	(225,200)	(47,475)	(1,750)	—	(274,425)	(500)	(500)
Cash Cost, After By-product Credits	$12,300	$16,525	$7,050	$—	$35,875	$151,800	$151,800
AISC, After By-product Credits	$58,700	$36,620	$7,450	$44,000	$146,770	$189,600	$189,600
Divided by silver ounces produced	9,900	3,000	500		13,400	90.0	90.0
Cash Cost, Before By-product Credits, per Silver Ounce	$23.99	$21.34	$17.60		$23.16	$1,692	$1,692
By-product credits per silver ounce	(22.75)	(15.83)	(3.50)		(20.48)	(6)	(6)
Cash Cost, After By-product Credits, per Silver Ounce	$1.24	$5.51	$14.10		$2.68	$1,686	$1,686
AISC, Before By-product Credits, per Silver Ounce	$28.68	$28.04	$18.40		$31.43	$2,112	$2,112
By-product credits per silver ounce	(22.75)	(15.83)	(3.50)		(20.48)	(6)	(6)
AISC, After By-product Credits, per Silver Ounce	$5.93	$12.21	$14.90		$10.95	$2,106	$2,106
(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, and sustaining capital.

Reconciliation of Net Loss (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of properties, plants, equipment and mineral interests, foreign exchange gains and losses, fair value adjustments, net, interest and other income, provisions for environmental matters, stock-based compensation, provisional price gains and losses, monetization of zinc hedges and inventory adjustments. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net loss and debt to adjusted EBITDA and net debt:

Dollars are in thousands	3Q-2023	2Q-2023	1Q-2023	4Q-2022	3Q-2022	LTM September 30, 2023
Net loss	$(22,415)	$(15,694)	$(3,173)	$(4,452)	$(23,526)	$(45,734)
Interest expense	10,710	10,311	10,165	11,008	10,874	42,194
Income and mining tax (benefit) expense	(1,500)	5,162	3,242	(3,924)	(9,527)	2,980
Depreciation, depletion and amortization	37,095	34,718	39,892	37,576	32,992	149,281
Ramp-up and suspension costs	21,025	16,323	11,336	7,575	5,092	56,259
(Gain) loss on disposition of properties, plants, equipment, and mineral interests	(119)	(75)	—	—	19	(194)
Foreign exchange loss (gain)	(4,176)	3,850	(108)	900	(5,667)	466
Fair value adjustments, net	6,397	2,558	(3,181)	(9,985)	4,241	(4,211)
Provisional price (gains) losses	(8,064)	(2,143)	(2,093)	(625)	6,625	(12,925)
Provision for closed operations and environmental matters	2,256	3,111	1,044	3,741	1,781	10,152
Stock-based compensation	2,434	1,498	1,190	1,714	1,773	6,836
Inventory adjustments	8,814	2,997	4,521	487	1,405	16,819
Monetization of zinc hedges	(5,582)	5,467	(579)	16,664	—	15,970
Other	(624)	(343)	(355)	1,582	473	260
Adjusted EBITDA	$46,251	$67,740	$61,901	$62,261	$26,555	$238,153
Total debt						$616,246
Less: Cash and cash equivalents						100,685
Net debt						$515,561
Net debt/LTM adjusted EBITDA (non-GAAP)						2.2

Reconciliation of Net Loss Applicable to Common Stockholders (GAAP) to Adjusted Net (Loss) Income Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands	3Q-2023	2Q-2023	1Q-2023	4Q-2022	3Q-2022	YTD-2023	YTD-2022
Net loss applicable to common stockholders	$(22,553)	$(15,832)	$(3,311)	$(4,590)	$(23,664)	$(41,696)	$(33,310)
Adjusted for items below:
Fair value adjustments, net	6,397	2,558	(3,181)	(9,985)	4,241	$5,774	14,769
Provisional pricing (gains) losses	(8,064)	(2,143)	(2,093)	(625)	6,625	$(12,300)	21,464
Environmental accruals	763	1,989	—	2,860	—	$2,752	14
Foreign exchange loss (gain)	(4,176)	3,850	(108)	900	(5,667)	$(434)	(8,111)
Ramp-up and suspension costs	21,025	16,323	11,336	7,575	5,092	$48,684	16,539
(Gain) loss on disposition of properties, plants, equipment and mineral interests	(119)	(75)	—	0	19	$(194)	16
Inventory adjustments	8,814	2,997	4,521	487	1,405	$16,332	2,159
Monetization of zinc hedges	(5,582)	5,467	(579)	16,664	—	$(694)	—
Other	—	—	—	939	—	$—	—
Adjusted income (loss) applicable to common stockholders	$(3,495)	$15,134	$6,585	$14,225	$(11,949)	$18,224	$13,540
Weighted average shares - basic	607,896	604,088	600,075	596,959	554,531	604,028	544,000
Weighted average shares - diluted	607,896	604,088	600,075	596,959	554,531	604,028	544,000
Basic adjusted net income (loss) per common stock (in cents)	(0.01)	0.03	0.01	0.02	(0.02)	0.03	0.02
Diluted adjusted net income (loss) per common stock (in cents)	(0.01)	0.03	0.01	0.02	(0.02)	0.03	0.02

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cash provided by operating activities	$10,235	$(24,322)	$74,615	$53,770
Less: Additions to properties, plants equipment and mineral interests	$(55,354)	$(37,430)	$(161,265)	$(93,237)
Free cash flow	$(45,119)	$(61,752)	$(86,650)	$(39,467)

TABLE A Assay Results – Q3 2023

Keno Hill	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Depth From Surface (feet)
Underground	Bermingham Bear Vein	BMUG23-053	116/-07	233.3	252.6	17.2	59.4	0.00	2.4	1.2	748
	Bermingham Bear Vein	Including		233.3	237.2	3.4	279.8	0.01	10.4	3.3	748
	Bermingham Bear Vein	BMUG23-054	116/-13	236.2	248.9	10.9	29.2	0.00	1.5	1.2	771
	Bermingham Bear Vein	Including		236.2	243.1	5.9	52.7	0.00	2.6	1.7	771
	Bermingham Bear Vein	BMUG23-056	116/25	253.3	255.9	2.2	16.2	0.00	3.3	1.3	597
	Bermingham Bear Vein	BMUG23-057	116/17	231.0	235.9	4.2	12.1	0.00	1.1	0.2	640
	Bermingham Bear Vein	BMUG23-058	113/14	229.7	233.9	3.7	1.6	0.00	0.2	0.1	653
	Bermingham Bear Vein	BMUG23-059	113/05	222.6	231.3	7.5	2.0	0.00	0.1	0.6	692
	Bermingham Bear Vein	BMUG23-060	106/-01	258.8	268.5	7.6	4.1	0.00	0.3	0.1	817
	Bermingham Bear Vein	BMUG23-062	106/20	247.8	252.7	3.8	4.8	0.00	0.5	0.8	627
	Bermingham Bear Vein	BMUG23-064	108/-21	288.1	289.8	1.2	26.3	0.00	0.1	1.1	817
	Bermingham Bear Vein	BMUG23-065	145/-10	152.6	157.1	3.3	27.4	0.01	3.9	2.1	873
	Bermingham Bear Vein	Including		154.2	155.3	0.8	87.2	0.01	11.5	3.5	873
	Bermingham Bear Vein	BMUG23-066	120/-25	274.1	276.7	1.3	12.6	0.00	0.5	4.7	843
	Bermingham Bear Vein	BMUG23-067A	116/-27	303.5	306.3	1.3	10.5	0.00	0.0	0.1	860
	Bermingham Bear Vein	BMUG23-068	145/03	135.5	136.3	0.7	65.3	0.01	1.2	0.1	827
	Bermingham Bear Vein	BMUG23-069	098/03	264.4	273.3	6.1	21.6	0.00	1.4	0.9	696
	Bermingham Bear Vein	Including		267.5	273.3	4.0	29.2	0.00	2.1	1.3	696
	Bermingham Bear Vein	BMUG23-070	140/-15	151.4	155.7	3.3	64.2	0.01	11.7	3.2	873
	Bermingham Bear Vein	Including		151.4	153.3	1.5	138.8	0.01	22.7	7.0	873
	Bermingham Bear Vein	BMUG23-071	098/-09	306.2	309.4	2.0	103.3	0.01	2.9	2.7	771
	Bermingham Bear Vein	Including		306.2	309.0	1.7	120.1	0.01	3.4	2.6	771
	Bermingham Bear Vein	BMUG23-073	098/-18	328.2	340.2	6.7	162.8	0.01	6.8	0.6	820
	Bermingham Bear Vein	Including		329.4	330.3	0.5	718.6	0.03	49.2	0.5	820
	Bermingham Bear Vein	Including		337.6	338.1	0.3	611.9	0.00	20.4	2.2	820
	Bermingham Bear Vein	BMUG23-076	095/20	335.5	347.9	6.6	19.6	0.00	0.4	0.6	712
	Bermingham Bear Vein	Including		335.5	339.6	2.2	54.1	0.00	0.8	1.4	712
	Bermingham Bear Vein	BMUG23-078	088/20	365.2	371.2	3.0	11.9	0.00	0.8	0.2	728
	Bermingham Bear Vein	Including		367.5	369.3	0.9	35.3	0.00	2.3	0.1	728
	Bermingham Bear Vein	BMUG23-080	088/12	354.3	366.0	7.2	4.4	0.00	0.4	0.3	607
	Bermingham Bear Vein	Including		359.1	365.5	3.9	6.4	0.00	0.6	0.1	607
	Bermingham Bear Vein	BMUG23-080	088/12	374.4	379.1	2.9	5.5	0.00	0.4	0.0	604
	Bermingham Bear Vein	BMUG23-081	092/04	300.2	309.6	5.7	7.1	0.00	0.3	0.2	778
	Bermingham Bear Vein	Including		307.5	309.6	1.3	27.4	0.00	1.0	0.2	778
	Bermingham Bear Vein	BMUG23-082	110/-08	213.3	217.4	2.6	3.2	0.00	0.0	0.0	873
	Bermingham Bear Vein	BMUG23-084	100/-08	238.2	241.1	1.8	30.4	0.01	2.0	3.7	853
	Bermingham Bear Vein	Including		238.7	239.6	0.5	72.0	0.01	3.5	9.4	853
	Bermingham Footwall Vein	BMUG23-065	145/-10	404.9	425.4	17.2	56.2	0.01	4.1	3.3	942
	Bermingham Footwall Vein	Including		404.9	411.5	5.5	111.1	0.01	4.1	8.7	942
	Bermingham Footwall Vein	Including		420.8	425.4	3.8	89.3	0.01	12.0	1.9	942
	Bermingham Footwall Vein	BMUG23-068	145/03	376.3	378.1	1.4	109.0	0.01	7.3	0.6	833
	Bermingham Footwall Vein	Including		376.3	377.0	0.6	262.8	0.01	17.8	1.2	833
	Bermingham Footwall Vein	BMUG23-070	140/-15	415.6	424.3	7.6	74.8	0.01	8.8	11.2	958
	Bermingham Footwall Vein	Including		418.3	424.3	5.3	107.6	0.01	12.7	8.9	958
	Bermingham Footwall Vein	BMUG23-086	153/-14	519.4	561.4	36.0	36.1	0.00	2.3	1.9	965
	Bermingham Footwall Vein	Including		524.3	535.6	9.7	107.0	0.01	7.2	1.1	965
	Bermingham Main Vein	BMUG23-054	116/-13	469.0	478.8	7.3	1.6	0.00	0.4	0.9	833
	Bermingham Main Vein	BMUG23-056	116/25	302.4	303.6	1.1	0.7	0.00	0.1	0.6	574
	Bermingham Main Vein	BMUG23-057	116/17	339.6	340.6	1.0	0.4	0.00	0.0	0.3	617
	Bermingham Main Vein	BMUG23-059	113/05	373.1	375.9	2.3	0.4	0.00	0.2	0.1	699
	Bermingham Main Vein	BMUG23-062	106/20	332.9	339.9	6.3	3.1	0.00	0.1	0.4	594
	Bermingham Main Vein	BMUG23-065	145/-10	464.2	472.4	6.9	13.6	0.00	1.6	1.4	958
	Bermingham Main Vein	Including		468.6	469.1	0.4	128.9	0.01	23.9	17.3	958
	Bermingham Main Vein	BMUG23-068	145/03	416.7	420.4	3.1	11.5	0.00	3.0	0.1	823
	Bermingham Main Vein	BMUG23-070	140/-15	461.7	471.8	7.2	23.8	0.01	2.1	0.7	971
	Bermingham Main Vein	Including		461.7	463.8	1.5	34.9	0.00	1.0	0.0	971
	Bermingham Main Vein	Including		469.1	471.8	1.9	53.8	0.01	5.7	1.0	971
	Bermingham Main Vein	BMUG23-076	095/20	363.4	364.2	0.4	16.4	0.00	1.1	2.5	722
	Bermingham Main Vein	BMUG23-082	110/-08	438.9	457.7	15.6	1.7	0.01	0.6	1.0	1050
	Bermingham West Dipper Vein	BMUG23-054	116/-13	383.9	386.7	2.5	5.2	0.00	0.5	0.3	810
	Bermingham West Dipper Vein	BMUG23-058	113/14	312.3	315.6	0.0	2.9	0.00	0.1	0.9	630
	Bermingham West Dipper Vein	BMUG23-059	113/05	267.4	275.7	7.1	27.2	0.00	0.5	6.5	689
	Bermingham West Dipper Vein	Including		271.0	272.9	1.6	89.0	0.01	0.4	25.1	689
	Bermingham West Dipper Vein	BMUG23-060	106/-01	279.1	285.4	4.9	14.4	0.00	0.8	0.2	817
	Bermingham West Dipper Vein	Including		282.2	285.4	2.5	27.3	0.00	1.2	0.3	817
	Bermingham West Dipper Vein	BMUG23-065	145/-10	238.2	241.8	2.6	3.7	0.00	1.0	1.1	889
	Bermingham West Dipper Vein	BMUG23-068	145/03	199.4	201.0	1.3	5.4	0.00	0.2	3.0	827
	Bermingham West Dipper Vein	BMUG23-068	145/03	221.9	222.3	0.4	9.7	0.01	4.0	7.3	827
	Bermingham West Dipper Vein	BMUG23-069	098/03	278.7	295.3	11.3	1.6	0.00	0.2	0.6	689
	Bermingham West Dipper Vein	BMUG23-070	140/-15	249.0	252.9	3.0	49.8	0.00	3.1	1.3	906
	Stockwork Mineralization	BMUG23-056	116/25	245.1	246.1	0.8	24.0	0.00	2.2	1.5	597
	Stockwork Mineralization	BMUG23-062	106/20	351.0	352.2	1.0	7.2	0.00	0.1	0.3	597
	Stockwork Mineralization	BMUG23-065	145/-10	450.1	453.9	3.1	17.9	0.00	0.2	0.3	951
	Stockwork Mineralization	BMUG23-066	120/-25	300.2	302.6	1.2	1.2	0.00	0.1	0.8	860
	Stockwork Mineralization	BMUG23-068	145/03	142.1	157.5	13.2	1.6	0.01	0.2	0.5	827
	Stockwork Mineralization	BMUG23-070	140/-15	29.5	31.4	1.5	1.4	0.00	0.2	0.3	873
	Stockwork Mineralization	BMUG23-076	095/20	299.1	314.1	7.9	1.4	0.00	0.1	0.3	699
	Stockwork Mineralization	BMUG23-082	110/-08	202.4	204.1	1.1	1.7	0.00	0.1	0.1	850
	Stockwork Mineralization	BMUG23-084	100/-08	255.8	258.7	1.8	24.4	0.00	2.8	0.4	912
	Stockwork Mineralization	Including		255.8	256.5	0.4	95.1	0.01	11.1	1.5	912
	Stockwork Mineralization	BMUG23-084	100/-08	280.2	282.2	1.1	8.7	0.00	0.1	1.0	879
Surface Exploration	Bermingham Bear Vein	K-23-0840	261/-63.5	1439.4	1440.5	0.9	90.4	0.02	0.5	0.8	1167
	Bermingham Bear Vein	K-23-0841	281/-61	838.4	847.9	7.7	0.1	0.00	0.0	0.1	647
	Bermingham Bear Vein	K-23-0843	316/-65	908.8	914.5	4.2	0.0	0.00	0.0	0.1	732
	Bermingham Main Vein	K-23-0840	261/-63.5	1135.8	1138.5	2.4	0.1	0.00	0.0	0.1	927
	Bermingham Main Vein	K-23-0841	281/-61	680.8	693.6	11.8	0.3	0.00	0.2	0.2	526
	Bermingham Ruby Vein	K-23-0840	261/-63.5	1290.6	1292.7	1.5	0.4	0.00	0.1	0.6	1049
	Bermingham Ruby Vein	K-23-0841	281/-61	744.9	752.1	5.4	0.6	0.00	0.1	0.2	576
	Bermingham Ruby Vein	K-23-0842	315/-60	354.7	361.7	6.0	0.0	0.00	0.0	0.0	246
	Bermingham Ruby Vein	K-23-0843	316/-65	714.8	719.2	3.6	0.3	0.00	0.1	0.2	581
	Bermingham Ruby Vein	K-23-0844	315/-57	342.6	344.7	1.8	0.1	0.00	0.0	0.2	221
	Bermingham Ruby Vein splay	K-23-0840	261/-63.5	1236.9	1239.0	1.5	9.8	0.00	0.0	0.1	1007
	Bermingham Ruby Vein splay	K-23-0842	315/-60	393.2	407.4	12.2	3.3	0.00	0.7	1.5	278
	Bermingham Ruby Vein splay	K-23-0844	315/-57	374.8	388.4	12.1	5.9	0.00	0.1	1.1	241
	Bermingham Ruby Vein splay	Including		385.0	385.8	0.6	108.5	0.01	1.0	16.7	247
	Bermingham Townsite Vein	K-23-0840	261/-63.5	1741.0	1742.2	1.0	0.1	0.00	0.0	0.2	1396
	Bermingham Townsite Vein	K-23-0841	281/-61	1205.5	1210.4	4.2	0.0	0.00	0.0	0.0	924
	Bermingham Townsite Vein	K-23-0842	315/-60	985.6	988.6	2.7	13.2	0.00	0.6	3.3	714
	Bermingham Townsite Vein	K-23-0843	316/-65	1118.2	1123.4	4.6	29.8	0.00	1.0	5.3	901
	Bermingham Townsite Vein	K-23-0844	315/-57	935.8	938.6	2.7	0.3	0.00	0.1	0.1	637
	Bermingham Townsite Vein	K-23-0846	297/62.5	860.7	865.1	3.8	2.7	0.00	0.1	0.2	699
	Bermingham Townsite Vein	K-23-0847	275/-63.5	989.0	996.6	6.1	41.2	0.01	7.0	2.6	845
	Bermingham Townsite Vein	K-23-0850	271/-76	1016.7	1024.4	5.7	0.1	0.00	0.0	0.0	949
	Bermingham Townsite Vein	K-23-0851	280/-58	904.2	908.3	3.6	100.4	0.01	22.8	1.3	712
	Bermingham Townsite Vein	Including		904.2	906.7	2.2	164.6	0.01	37.9	2.2	712
	Bermingham Townsite Vein	K-23-0853	263/-66.5	1054.6	1060.4	4.4	2.2	0.00	0.2	1.9	925
	Bermingham Townsite Vein splay	K-23-0840	261/-63.5	1914.8	1919.2	3.7	0.0	0.00	0.0	0.0	1524
	Bermingham Townsite Vein splay	K-23-0842	315/-60	919.1	922.6	3.2	0.4	0.00	0.2	0.2	662
	Bermingham Townsite Vein splay	K-23-0846	297/62.5	905.7	907.2	1.3	2.4	0.00	0.2	0.3	737
	Bermingham Townsite Vein Splay	K-23-0851	280/-58	1003.5	1004.3	0.7	71.7	0.01	18.3	4.0	784
	Hector Calumet Aho Vein	K-23-0854	330/-64	1121.3	1123.4	0.7	17.9	0.00	4.5	2.0	1043
	Hector Calumet Chance Vein	K-23-0845	326/-58.5	1443.7	1448.7	4.3	19.9	0.00	2.2	13.0	1277
	Hector Calumet Chance Vein	Including		1446.9	1447.6	0.7	75.2	0.01	6.8	18.7	1280
	Hector Calumet Chance Vein	K-23-0845	326/-58.5	1490.2	1491.1	0.8	36.3	0.00	1.0	3.9	1316
	Hector Calumet Chance Vein	K-23-0849	336/-57	1548.4	1553.0	3.8	3.6	0.01	2.9	0.1	1378
	Hector Calumet Chance Vein	K-23-0852	346/-52.5	1605.9	1609.9	3.0	0.0	0.00	0.0	0.0	1378
	Hector Calumet Chance Vein	K-23-0854	330/-64	1547.9	1553.3	4.2	0.4	0.00	0.1	0.3	1447

Greens Creek (Alaska)	Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	Est. True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
Underground	200 South	GC6068	239.9/-90	696.0	795.0	81.1	13.2	0.24	7.4	4.5	-2033
	200 South	GC6076	238.4/-1	103.5	107.0	3.4	4.7	0.02	7.2	3.7	-1302
	200 South	GC6081	245.1/-83.9	597.1	605.5	2.7	9.3	0.02	6.2	3.3	-1908
	200 South	GC6081	245.1/-83.9	622.9	624.4	0.5	10.6	0.05	2.2	1.1	-1908
	200 South	GC6088	186.3/-81.8	586.6	589.4	1.9	11.0	0.04	2.0	1.5	-1893
	200 South	GC6099	63.4/-60.9	168.0	169.0	0.9	3.4	0.05	14.2	9.3	-1464
	200 South	GC6120	131.8/-83.5	301.5	306.5	2.5	20.0	0.01	1.9	1.1	-1626
	200 South	GC6120	131.8/-83.5	589.4	592.4	2.7	8.6	0.13	0.2	0.1	-1909
	200 South	GC6120	131.8/-83.5	638.6	641.6	2.7	12.2	0.05	1.0	0.4	-1956
	200 South	GC6126	233/-69.5	808.0	813.0	4.8	7.2	0.14	0.1	0.0	-2059
	200 South	GC6131	243.4/77.3	86.7	87.7	0.9	7.1	0.01	5.6	4.0	-1186
	200 South	GC6145	247.9/-47	329.9	341.2	4.1	16.1	0.02	3.4	1.6	-1531
	200 South	GC6163	218.1/13.9	36.7	63.1	25.5	5.4	0.02	6.7	4.2	-1275
	200 South	GC6163	218.1/13.9	40.5	63.1	10.4	5.7	0.02	6.8	4.0	-1279
	200 South	GC6177	63.4/84.6	5.4	7.5	1.8	4.8	0.07	3.9	2.5	-1242
	200 South	GC6177	63.4/84.6	24.5	36.8	10.6	5.3	0.06	6.3	3.1	-1205
	200 South	GC6177	63.4/84.6	71.0	120.0	42.3	4.0	0.06	8.3	4.4	-1174
	200 South	GC6188	243.4/-80.9	93.8	99.2	5.4	10.0	0.02	6.3	3.3	-1393
	200 South	GC6188	243.4/-80.9	109.8	114.3	4.5	5.0	0.07	4.4	2.2	-1393
	200 South	GC6188	243.4/-80.9	109.8	119.0	9.1	6.6	0.05	3.5	1.8	-1409
	5250	GC6150	60.8/29.5	1.6	24.8	19.0	20.9	0.08	8.2	2.1	251
	5250	GC6150	60.8/29.5	68.3	71.3	2.5	14.4	0.06	11.1	3.2	296
	5250	GC6150	60.8/29.5	99.5	104.4	4.0	3.5	0.06	11.8	3.8	321
	5250	GC6150	60.8/29.5	107.0	108.0	0.8	5.5	0.06	6.9	2.7	323
	5250	GC6150	60.8/29.5	118.1	142.0	19.6	11.5	0.10	20.4	6.1	351
	Gallagher	GC6003	63.4/-85.3	111.0	115.0	2.8	14.2	0.18	3.5	1.6	-829
	Gallagher	GC6003	63.4/-85.3	450.0	452.0	1.8	20.0	0.08	0.5	0.3	-1171
	Gallagher	GC6003	63.4/-85.3	455.0	458.0	2.7	14.5	0.03	0.7	0.3	-1171
	Gallagher	GC6017	313.1/-78.5	31.5	32.5	1.0	12.0	0.01	2.2	2.5	-748
	Gallagher	GC6017	313.1/-78.5	35.0	37.7	2.7	16.3	0.01	2.7	2.8	-748
	Upper Plate	GC6066	86.3/81.3	307.5	309.0	1.4	15.1	0.06	4.1	1.8	153
	Upper Plate	GC6066	86.3/81.3	424.3	425.3	0.9	5.2	0.01	8.6	3.8	268
	Upper Plate	GC6070	227.9/78	543.5	545.0	1.5	13.0	0.02	8.2	3.2	378
	Upper Plate	GC6071	234.3/70	529.0	530.0	0.8	30.4	0.03	9.5	5.4	335
	Upper Plate	GC6071	234.3/70	566.9	576.6	8.1	12.7	0.01	6.1	2.8	371
	Upper Plate	GC6077	245.7/56.9	620.0	622.5	1.9	21.6	0.01	2.2	1.1	378
	Upper Plate	GC6077	245.7/56.9	640.0	641.0	0.8	25.3	0.02	23.6	10.0	378
	Upper Plate	GC6082	249.4/44.8	703.2	722.9	16.8	2.7	0.09	5.0	3.0	356
	Upper Plate	GC6089	254.4/53.1	641.4	645.6	3.5	32.9	0.02	2.5	1.2	358
	Upper Plate	GC6089	254.4/53.1	671.1	674.8	3.3	10.4	0.03	10.3	5.7	382
	Upper Plate	GC6093	255.6/65.5	597.5	599.0	1.3	27.1	0.02	13.4	4.8	384
	Upper Plate	GC6098	265.3/81.7	506.7	512.0	5.2	38.3	0.05	3.2	1.5	349
	Upper Plate	GC6104	263.1/67	541.0	549.5	7.4	51.0	0.03	4.2	2.0	351
	Upper Plate	GC6104	263.1/67	577.5	579.6	1.7	26.0	0.01	12.1	7.2	380
	Upper Plate	GC6108	257.2/58.5	575.0	577.8	2.3	15.7	0.00	1.0	0.4	354
	Upper Plate	GC6108	257.2/58.5	587.0	591.7	3.9	26.8	0.02	3.2	1.7	354
	Upper Plate	GC6108	257.2/58.5	622.0	623.5	1.2	19.7	0.01	14.7	5.6	379
	Upper Plate	GC6122	281/65.2	584.5	600.0	15.1	14.6	0.01	1.3	0.6	391
	Upper Plate	GC6123	291.7/71.4	570.7	571.8	1.1	46.1	0.03	5.5	2.7	391
	Upper Plate	GC6129	275.8/66.5	82.0	90.0	7.3	11.7	0.03	3.4	1.8	92
	Upper Plate	GC6129	275.8/66.5	245.0	246.3	1.3	13.3	0.03	1.2	0.6	365
	Upper Plate	GC6129	275.8/66.5	260.0	283.4	23.1	9.9	0.03	7.8	2.4	251
	Upper Plate	GC6134	264.6/21.5	301.3	309.4	7.0	14.7	0.05	5.4	2.9	135
	Upper Plate	GC6134	264.6/21.5	316.4	330.8	12.5	9.8	0.03	3.9	2.1	135
	Upper Plate	GC6135	1.5/79.5	336.5	340.8	4.3	4.6	0.00	9.2	3.5	265
	Upper Plate	GC6135	1.5/79.5	423.7	424.8	1.1	9.3	0.02	4.5	2.1	265
	Upper Plate	GC6135	1.5/79.5	480.3	482.2	1.7	17.0	0.01	1.5	0.8	333
	Upper Plate	GC6139	347/74.1	513.5	521.0	7.4	16.4	0.00	5.1	2.5	272
	Upper Plate	GC6140	231.6/41.8	329.0	330.8	1.1	2.5	0.00	7.7	5.5	227
	Upper Plate	GC6148	86.2/53.9	62.6	77.6	7.5	5.4	0.07	5.2	3.0	150
	Upper Plate	GC6148	86.2/53.9	149.8	152.0	1.1	64.3	0.11	2.9	1.6	150
	Upper Plate	GC6148	86.2/53.9	170.4	180.6	5.1	32.1	0.04	3.6	1.7	176
	Upper Plate	GC6148	86.2/53.9	243.8	245.9	1.1	24.5	0.01	9.6	4.2	204
	Upper Plate	GC6148	86.2/53.9	270.0	272.5	1.3	15.8	0.01	7.8	1.4	228
	Upper Plate	GC6148	86.2/53.9	366.6	368.6	2.0	0.4	0.28	0.2	0.1	304
	West	GC6035	53/-16.6	492.8	502.0	8.9	8.3	0.05	5.0	1.8	-635
	West	GC6053	71.1/-3.2	605.0	610.0	3.7	7.3	0.17	8.7	3.8	-470
	West	GC6060	50.9/-7.6	541.5	549.0	6.5	5.3	0.04	15.7	1.9	-538
	West	GC6067	86.1/-16.1	532.5	558.8	21.1	4.4	0.10	25.4	5.2	-587
Surface Exploration	East Exploration	PS0442	91/-90	84.0	104.0	18.5	13.4	0.63	29.6	7.5	1036
	East Exploration	PS0442	91/-90	123.5	127.0	3.2	21.5	0.40	9.2	2.4	1013
	East Exploration	PS0445	358.7/-79	67.0	104.1	35.0	10.4	0.17	6.9	1.5	1037
	East Exploration	PS0446	44.8/-56.6	138.8	143.0	2.5	4.7	0.14	7.8	2.2	1018
	East Exploration	PS0446	44.8/-56.6	154.0	157.7	2.3	7.0	0.31	15.9	2.9	1005
	East Exploration	PS0447	188.6/-69.3	155.0	165.0	9.2	16.5	0.26	3.3	1.5	985
	East Exploration	PS0447	188.6/-69.3	243.0	249.5	6.3	13.5	0.24	10.1	2.8	905
	East Exploration	PS0448	146.6/-55.5	132.0	175.0	39.9	7.5	0.24	22.3	4.9	996
	East Exploration	PS0450	123.2/-53.1	161.0	168.0	6.9	3.7	0.02	12.9	6.6	912
	East Exploration	PS0452	99.9/-77.9	68.0	86.0	13.8	15.9	0.04	4.5	2.0	-859
	East Exploration	PS0452	99.9/-77.9	158.0	160.0	0.7	1.7	0.28	0.1	0.0	-859
	East Exploration	PS0453	150.1/-66.4	197.0	201.7	3.0	9.5	0.06	3.9	1.6	-859
	East Exploration	PS0455	152/-54.3	218.5	228.0	7.5	4.3	0.03	11.3	6.4	921
	Upper Plate Exploration	PS0441	171.6/-71.8	292.5	295.0	1.5	5.7	0.01	8.7	3.9	-859
	Upper Plate Exploration	PS0443	208.6/-62	336.5	345.7	8.1	7.0	0.03	12.7	4.3	388
	Upper Plate Exploration	PS0449	221/-51	386.4	411.2	24.5	10.5	0.02	4.9	2.3	912
	Upper Plate Exploration	PS0461	294.5/-48	345.0	351.0	5.7	19.7	0.01	1.0	0.4	419
	Upper Plate Exploration	PS0461	294.5/-48	371.0	372.2	1.2	1.0	0.00	10.0	5.6	397

Contacts

Anvita M. Patil
Vice President - Investor Relations and Treasurer

Cheryl Turner
Communications Coordinator

800-HECLA91 (800-432-5291)
Investor Relations
Email: hmc-info@hecla.com
Website: http://www.hecla.co